Exhibit 4.1

EXECUTION COPY

CHILL ACQUISITION, INC.

(as Issuer)

to be merged with and into

GOODMAN GLOBAL, INC.

13.50%/14.00% Senior Subordinated Notes due 2016

INDENTURE

Dated as of February 13, 2008

WELLS FARGO BANK, NATIONAL ASSOCIATION

(as Trustee)

i

Exhibit A	-	Form of Note
Exhibit B	-	Form of Certificate of Transfer
Exhibit C	-	Form of Certificate of Exchange
Exhibit D	-	Form of Certificate from Acquiring Institutional Accredited Investor
Exhibit E	-	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

CROSS-REFERENCE TABLE*

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.5
	(b)	12.3
	(c)	12.3
313	(a)	7.6
	(b)(1)	N.A.
	(b)(2)	7.6; 7.7
	(c)	7.5; 7.6; 12.2
	(d)	7.6
314	(a)	12.2; 12.5
	(b)	N.A.
	(c)(1)	12.4
	(c)(2)	12.4
	(c)(3)	N.A.
	(d)	N.A.
	(e)	12.5
	(f)	N.A.
315	(a)	7.1(b)
	(b)	7.5; 12.2
	(c)	7.1(a)
	(d)	7.1(c)
	(e)	6.11
316	(a)(last sentence)	2.9
	(a)(1)(A)	6.5
	(a)(1)(B)	6.4
	(a)(2)	N.A.
	(b)	6.7
	(c)	2.12
317	(a)(1)	6.8
	(a)(2)	6.9
	(b)	2.4
318	(a)	12.1
	(c)	12.1

N.A. means not applicable

*	This Cross-Reference table shall not, for any purpose, be deemed to be part of this Indenture.

v

INDENTURE, dated as of February 13, 2008, by and between Chill Acquisition, Inc., a Delaware corporation (the “Issuer”), to be merged with and into Goodman Global, Inc. (“Goodman”), a Delaware corporation, upon consummation of the Merger (as defined herein), with Goodman as the surviving corporation, and Wells Fargo Bank, National Association, as trustee (including any successors thereto, the “Trustee”).

Pursuant to the Agreement and Plan of Merger, dated as of October 21, 2007 (as amended, the “Merger Agreement”), by and among the Issuer, Goodman, and Chill Holdings, Inc., a Delaware corporation (“Parent”), the Issuer will be merged with and into Goodman, with Goodman as the surviving corporation and a wholly owned indirect subsidiary of Parent (the “Merger”). Upon consummation of the Merger, Goodman will assume the Issuer’s obligations under this Indenture and will cause its Subsidiaries (as defined below) to become Guarantors to the extent required by this Indenture.

Each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 13.5%/14.0% Senior Subordinated Notes due 2016 (the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.1. DEFINITIONS.

“144A Global Note” means one or more Global Notes bearing the Private Placement Legend and the Original Issue Discount Legend, that will be issued in an aggregate amount of denominations equal in total to the outstanding principal amount of the Notes not initially sold in reliance on Rule 903 of Regulation S or issued in the form of Definitive Notes.

“Accrued Bankruptcy Interest” means, with respect to any Indebtedness, all interest accruing thereon after the filing of a petition by or against the Issuer or any of its Subsidiaries under any Bankruptcy Law, in accordance with and at the rate (including any rate applicable upon any default or event of default, to the extent lawful) specified in the documents evidencing or governing such Indebtedness, whether or not the claim for such interest is allowed as a claim after such filing in any proceeding under such Bankruptcy Law.

“Acquired Indebtedness” means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of the Issuer, including by designation, or is merged or consolidated into or with the Issuer or one of its Subsidiaries.

“Additional Notes” means additional Notes which may be issued after the Issue Date pursuant to this Indenture (other than the Exchange Notes and any PIK Notes issued (and any increase in the aggregate principal amount of Notes) as a result of the payment of PIK Interest). All references herein to “Notes” shall be deemed to include Additional Notes except as stated otherwise.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; shall for such purposes be deemed to possess control. Notwithstanding the foregoing, the term “Affiliate” shall not include Subsidiaries.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to the Notes at any Redemption Date the excess of (1) the present value at such time of (a) the redemption price of such Notes at February 15, 2011 (such redemption price being described under Section 3.7) plus (b) all accrued and unpaid interest required to be paid on such Notes from the Redemption Date through February 15, 2011, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 0.50% per annum, over (2) the principal amount of such Notes; provided, however, that such value shall not be less than zero.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange at the relevant time.

“Average Life” means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

“Bankruptcy Code” means the United States Bankruptcy Code, codified at 11 U.S.C. §101-1330, as amended.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” or “beneficial owner” for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

“Board of Directors” means the board of directors of the Issuer or any committee of the board of directors authorized, with respect to any particular matter, to exercise the power of the board of directors of the Issuer.

“Broker-Dealer” means any broker-dealer that receives Exchange Notes for its own account in the Exchange Offer in exchange for Notes that were acquired by such broker-dealer as a result of market-making or other trading activities.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Contribution” means any contribution to the equity of the Issuer from a direct or indirect parent of the Issuer for which no consideration (other than the issuance of Equity Interests (other than Disqualified Capital Stock)) is given.

“Capitalized Lease Obligations” means, as applied to any Person, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such Capitalized Lease prior to the first date upon which such Capitalized Lease may be prepaid by the lessee without payment of a penalty.

“Capitalized Leases” means, as applied to any Person, all leases of property (whether real, personal or mixed) by such Person as a lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalent” means:

(1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2) demand deposits, time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic or foreign commercial bank of recognized standing having capital and surplus in excess of $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(3) commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s;

(4) repurchase obligations having terms not more than seven days, with institutions meeting the criteria set forth in clause (2) above, for underlying securities of the types described in clauses (2) and (3) above;

(5) interests in money market or mutual funds all of whose assets are invested in assets or securities of the type described in clauses (1) through (4) above;

(6) with respect to Investments by any Foreign Subsidiary, any demand deposit account;

(7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; or

(9) investments in mutual funds, 95% of more of the assets of which are invested in obligations of the types described in clauses (1) - (8) above, and in the case of each of (1), (2), and (3) maturing within two years after the date of acquisition.

“Cash Interest” means interest paid in the form of cash.

“Change of Control” means:

(A) prior to the consummation of the first Public Equity Offering after the Issue Date, (1) the Permitted Holders shall cease to beneficially own, in the aggregate, directly or indirectly, 35% of the voting power of the Voting Equity Interests of the Issuer (and its direct or indirect Parent Entities) (provided, that for purposes of determining the beneficial ownership of the Permitted Holders, Voting Equity Interests beneficially owned by the management of the Issuer (or its direct or indirect Parent Entities) shall be deemed not to exceed 10% of the outstanding Voting Equity of the Issuer (or its direct or indirect Parent Entities), (2) any “person” (including any group that is deemed to be a “person”) (other than the Permitted Holders) is or becomes the beneficial owner of more or the voting or economic interests of the Issuer and its direct and indirect Parent Entities than is beneficially owned by the Investors,

(B) any merger or consolidation of the Issuer (or its direct or indirect Parent Entities) with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the Issuer’s assets, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any “person” (including any group that is deemed to be a “person”) (other than the Permitted Holders) is or becomes the beneficial owner of more than 40% of the aggregate voting power of the Voting Equity Interests of the transferee(s) or surviving entity or entities, unless the Investors, in the aggregate, beneficially own, directly or indirectly, a greater percentage of the voting power than such person,

(C) any “person” (including any group that is deemed to be a “person”) (other than the Permitted Holders) is or becomes the beneficial owner of more than 40% of the aggregate voting power of the Voting Equity Interests of the Issuer (or its direct or indirect Parent Entities), unless the Investors, in the aggregate, beneficially own, directly or indirectly, a greater percentage of the voting power than such person,

(D) the Continuing Directors cease for any reason to constitute a majority of the Issuer’s Board of Directors then in office (except by reason of temporary vacancies created by the death, incapacity or the unscheduled resignation of a director, prior to the replacement of such director), or

(E) the Issuer adopts a plan of liquidation.

As used in this definition, “person” (including any group that is deemed to be a “person”) has the meaning given by Sections 13(d) of the Exchange Act, whether or not applicable.

“Clearstream” means Clearstream Banking Luxembourg, or its successors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Consolidated Coverage Ratio” of any Person on any date of determination (the “Transaction Date”) means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated

EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person’s Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided that for purposes of such calculation:

(1) any conversion of an Unrestricted Subsidiary into a Subsidiary and any acquisition, in each case which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period;

(2) the incurrence of any Indebtedness or the issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom), other than Indebtedness incurred under any revolving credit facility, shall be assumed to have occurred on the first day of the Reference Period;

(3) if since the beginning of such period the Issuer or any Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness (each a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the net proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period;

(4) in the case of an incurrence, at any time during or after the Reference Period, of Indebtedness (including any Disqualified Capital Stock) with a floating interest or dividend rate, such floating interest or dividend rate shall be computed on a pro forma basis as if the rate applicable at the Transaction Date had been in effect from the beginning of the Reference Period to the Transaction Date, unless such Person or any of its Subsidiaries is a party to a Hedging Obligation that has the effect of fixing in whole or in part the interest rate or dividend rate on the date of computation, in which case such rate shall be used, without duplication, to the extent applicable to such Indebtedness; and

(5) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event and expected to be realized within the eighteen months following such event.

“Consolidated EBITDA” means, for any four quarter period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(1) total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities;

(2) Cash Taxes;

(3) depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs);

(4) Non-Cash Charges;

(5) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back in such period to Consolidated Net Income);

(6) (A) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) Apollo Management L.P. or its Affiliates prior to the Issue Date, and (B) the amount of expenses relating to payments made to option holders of the Issuer or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in this Indenture;

(7) any non-cash loss attributable to the mark to market movement in the valuation of Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133-“Accounting for Derivative Instruments and Hedging Activities”;

(8) any loss relating to amounts paid in cash prior to the stated settlement date of any Hedging Obligation (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income for such period;

(9) any gain relating to Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(3) and (b)(4) below;

(10) in the case of any period that includes a period ending prior to or during the fiscal quarter ending December 31, 2008, Transaction Expenses;

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(12) any income (loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Agreements or other derivative instruments (other than commodity Hedging Agreements);

(13) accruals and reserves that are established or adjusted as a result of the Merger and Related Financing Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period;

(14) any loss from investments recorded using the equity method;

(15) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(16) the amount of any net losses from discontinued operations in accordance with GAAP;

(17) non-recurring charges (including any unusual or non-recurring) operating expenses directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs and costs related to closure/consolidation of facilities, in each case, as determined by a responsible financial or accounting officer of the Issuer and approved by the Board of Directors of the ultimate Parent Entity of the Issuer and provided to the Trustee with a certificate of an Officer containing (a) the board resolution, and (b) reasonable detail regarding such charges, within 10 Business Days of the use of the adjustment described in this clause (17) for purposes of the calculation of the Debt Incurrence Ratio for any purposes under this Indenture; and

(18) restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Issue Date), in each case in accordance with GAAP; provided that such restructuring charges, accruals and reserves shall not exceed an aggregate amount of $5,000,000 for such period;

less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(1) extraordinary gains and unusual or non-recurring gains;

(2) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(3) any non-cash gain attributable to the mark to market movement in the valuation of Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133-“Accounting for Derivative Instruments and Hedging Activities”;

(4) any gain relating to amounts received in cash prior to the stated settlement date of any Hedging Obligation (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income in the such period;

(5) any loss relating to Hedging Obligations (including Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(7) and (a)(8) above;

(6) any income from investments recorded using the equity method;

(7) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(8) the amount of any minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added (and not deducted in such period in calculating Consolidated Net Income); and

(9) Cash Taxes;

in each case, as determined on a consolidated basis for the Issuer and its Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedging Agreements for currency exchange risk). Notwithstanding anything to the contrary contained herein, and subject to pro forma adjustment with respect to acquisitions and dispositions occurring following the Issue Date and adjustments provided under clause (a)(11) above, Consolidated EBITDA shall be deemed to be $32,200,000, $87,500,000 and $95,000,000, respectively, for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

“Consolidated Fixed Charges” of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

(1) interest expensed or capitalized, paid on, accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (a) amortization of original issue discount results from the issuance of Indebtedness at less than par and non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133—“Accounting for Derivative Instruments and Hedging Activities” and amortization of costs for the issuance of Indebtedness) or accruals on any Indebtedness, (b) the interest portion of all deferred payment obligations, and (c) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings and Hedging Obligations (excluding, for the avoidance of doubt, amounts due upon settlement of any such Hedging Obligation), in each case to the extent attributable to such period, and excluding (i) the accretion or any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Merger or the Related Financing Transactions or any acquisition, (ii) penalties and interest relating to taxes, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (iv) any expensing of bridge, commitment and other financing fees;

(2) the product of (a) the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person’s Wholly Owned Subsidiaries and than those paid solely in Equity Interests other than Disqualified Capital Stock) times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and

(3) the product of (a) the amount of dividends accrued or payable in respect of any Disqualified Capital Stock of such Person and its Subsidiaries (other than those paid solely in Equity Interests other than Disqualified Capital Stock) times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) without duplication, interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (before preferred stock dividends and otherwise determined on a consolidated basis in accordance with GAAP) for such period, minus an amount equal to any payments made to a Parent Entity pursuant to clause (h) of Section 4.9 during such period, to the extent the expenses of such Parent Entity paid with the proceeds of such dividend would not otherwise reduce Consolidated Net Income, and adjusted to exclude (only to the extent included in computing such net income (or loss and without duplication) the amount (in the case of clauses (j) and (k)) or the After Tax Amount (in the case of clauses (a) through (i)) of:

(a) any gain, loss, charge or expense which is extraordinary (as determined in accordance with GAAP);

(b) the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person’s pro rata share of such Person’s net income for such period;

(c) the net income, if positive, of any of such Person’s Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary;

(d) the cumulative effect of a change in accounting principles;

(e) any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of the Issuer or any Guarantor;

(f) amounts resulting from currency fluctuations;

(g) any goodwill impairment charges pursuant to Financial Accounting Standards Board Statement No. 142;

(h) any gains from key man life insurance to the extent used to make Restricted Payments pursuant to clause (a)(ii)(B) of the second paragraph under Section 4.9;

(i) Transaction Expenses incurred prior to March 31, 2008;

(j) the amortization or write-off of any amounts as a result of applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue, required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and the Subsidiaries), as a result of the Merger and Related Financing Transactions, any acquisition consummated prior to the Issue Date and any permitted acquisitions occurring after the Issue Date or the amortization or write-off of any amounts thereof; and

(k) to the extent deducted in arriving at net income, the provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period.

Consolidated Net Income shall be (x) reduced by the amount paid in cash or, without duplication, payable in cash (excluding deferred taxes and reserves for taxes) or (y) increased by the amount of refunds received in cash or, without duplication, receivable in cash (excluding deferred taxes and reserves for taxes), in either case, during such period for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise, and similar taxes (“Cash Taxes”). In addition, Consolidated Net Income shall be reduced by an amount equal to $3,750,000 for each completed fiscal quarter occurring during such period; provided, however, that this reduction shall not be made in connection with determining “Consolidated EBITDA” for any period.

For purposes of calculating “Consolidated Net Income,” the “After Tax Amount” means, with respect to any item which Consolidated Net Income is adjusted to exclude, the aggregate amount of such item so excluded, multiplied by 1 minus the actual marginal combined tax rate; provided, with respect to any item so excluded which does not change the taxable income of the Issuer and its Subsidiaries, such marginal combined tax rate shall be zero. Notwithstanding the foregoing, and without duplication, to the extent that the tax impact of such item so excluded occurs over future periods, the cash tax adjustment associated with such item will be made in the periods in which the tax impact actually occurs. For the avoidance of doubt, for any period, the sum of (x) the After Tax Amount of all items excluded from Consolidated Net Income under clauses (a) through (i) above for such period plus (y) Consolidated Net Income for such period prior to the addition or reduction of such After Tax Amount, shall not exceed Consolidated Net Income for such period calculated as if such items had not occurred.

“Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are Consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

“Consolidation” means, with respect to the Issuer, the consolidation of the accounts of the Subsidiaries with those of the Issuer, all in accordance with GAAP; provided that “Consolidation” will not include the consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Issuer. The term “consolidated” has a correlative meaning to the foregoing.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.2 or such other address as to which the Trustee may give notice to the Issuer.

“Continuing Director” means during any period of 12 consecutive months beginning after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Issuer or any Parent Entity, if such agreement was approved by a vote of such majority of directors).

“Credit Facilities” means the facilities or Indebtedness available under (1) the credit agreement, dated as of the date hereof, by and among the Issuer, Chill Intermediate Holdings, Inc., General Electric Capital Corporation, as administrative agent and collateral agent, Barclays Capital and Calyon New York Branch, as joint lead arrangers, and the other financial institutions party thereto, with respect to an aggregate $800,000,000 term loan facility, (2) the credit agreement, dated as of the date hereof, by and among, the Issuer, Chill Intermediate Holdings, Inc., and General Electric Capital Corporation, as administrative agent and collateral agent, Barclays Capital and Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, and General Electric Capital Corporation, as letter of credit issuer, and the other financial institutions party thereto, with respect to an aggregate $300,000,000 asset-based revolving credit facility and (3) any other agreements, instruments, indentures or other debt or financing arrangement, in each case, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement, indenture and/or related documents may be amended, restated, supplemented, renewed, replaced, refinanced (in whole or in part) or otherwise modified from time to time by one or more agreements, facilities, instruments, indentures, or any other debt or financing arrangement whether or not with the same agent, trustee, representative lenders or holders whether or not previously repaid in full or in part for any period of time, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Credit Facilities” shall include agreements in respect of Hedging Obligations with Persons which, at the time such agreements were entered into, were lenders (or Affiliates thereof) party to the Credit Facilities and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Facilities and all refundings, refinancings and replacements of any Credit Facilities, including any agreements, facilities, instruments, indentures, or any other debt or financing arrangement:

(a) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby;

(b) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Issuer and its Subsidiaries and their respective successors and assigns; or

(c) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of this Indenture.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Definitive Note” means one or more certificated Notes registered in the name of the Holder thereof and issued in accordance with Section 2.6, in the form of Exhibit A except that such Note shall not include the information called for by footnotes 1, 3, 5, 6, 8, 9, 11 and 16 thereof.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 as the Depositary with respect to the Notes, until a successor will have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter “Depositary” will mean or include such successor.

“Designated Senior Indebtedness” means (1) so long as any Indebtedness is outstanding or commitments to lend exist under the Credit Facilities, the Credit Facilities, upon receipt of the consent of the requisite lenders under the Credit Facilities or (2) at any time at which no Indebtedness is outstanding (and no commitments to lend exist) under the Credit Facilities, any series of Senior Indebtedness with at least $50,000,000 principal amount outstanding as may be designated in writing by the Issuer, with a copy of such designation delivered to the Trustee.

“Disqualified Capital Stock” means with respect to any Person, (1) Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased including at the option of the holder thereof by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes or the date the Notes are no longer outstanding, (2) any preferred stock of the Issuer that is issued for cash and is so designated as Disqualified Capital Stock, pursuant to an Officers’ Certificate on the issuance date thereof, and (3) any Equity Interests of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Issuer to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as are required to be purchased pursuant to the provisions of Sections 4.12 and 4.13 hereof.

“Distribution Compliance Period” means the 40-day distribution compliance period as defined in Regulation S.

“Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

“Euroclear” means Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear system.

“Event of Loss” means, with respect to any property or asset, any (1) loss, destruction or damage of such property or asset or (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations of the Commission thereunder.

“Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.6(f) hereof.

“Exchange Offer” shall have the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Excluded Contribution” means net cash proceeds, marketable securities or other proceeds received by the Issuer from (1) contributions to its common equity capital, and (2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Equity Interests (other than Disqualified Capital Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of Section 4.9.

“Exempted Affiliate Transaction” means (1) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors and reasonable and customary directors fees, indemnification and similar arrangements provided for the benefit of current or former officers, directors, employees or consultants of the Issuer, any of its Subsidiaries, and payments pursuant thereto, (2) transactions solely between or among the Issuer and any of its Subsidiaries or solely among Subsidiaries of the Issuer, (3) payment of any Restricted Payment or any Investment in an Unrestricted Subsidiary, in each case, not prohibited by this Indenture, (4) payments or loans to employees or consultants of the Issuer, any of its Subsidiaries, and employment agreements, stock option plans and other similar arrangements with such employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith, (5) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, (6) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person, (7) any issuance of Equity Interests (other than Disqualified Capital Stock) of the Issuer to Affiliates or to any director, officer, employee or consultant of the Issuer, any of its Parent Entities or any of its Subsidiaries or any contribution to the capital of the Issuer, any of its Parent Entities or any of its Subsidiaries by Affiliates of the Issuer, (8) the provision of administrative services and therefore, of supplies and equipment, to any Unrestricted Subsidiary on substantially the same terms provided to or by Subsidiaries, (9) payment of any Tax Payments that are not prohibited by this Indenture, (10) the existence of, or the performance by the Issuer or any of its Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be considered an Exempt Affiliate Transaction to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous to the Holders when taken as a whole, (11) the Merger and Related Financing

Transactions and the payment of all fees and expenses related to the Merger and Related Financing Transactions, and (12) payment of out-of-pocket expenses of the Hellman & Friedman LLC and its Affiliates incurred by them in connection with advisory services provided to the Issuer or any of its Parent Entities; provided that the amount of such payments pursuant to this clause (12) shall not exceed up to $1,500,000 in any calendar year.

“Existing Indebtedness” means the Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the Issue Date (after giving effect to the Merger and Related Financing Transactions), reduced to the extent such amounts are repaid, refinanced or retired.

“Existing Notes” means the 7- 7/8% Senior Subordinated Notes of Goodman Global Holdings, Inc. and the Senior Floating Rate Notes of Goodman Global Holdings, Inc. outstanding immediately prior to the Merger.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Issuer.

“Foreign Subsidiary” means any Subsidiary of the Issuer which is not organized under the laws of the United States, any state thereof or the District of Columbia.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

“Global Notes” means one or more Notes in the form of Exhibit A, that includes the information referred to in footnotes 1, 3, 5, 6, 9, 11 and 16 to such form of Note, issued under this Indenture and, that is deposited with or on behalf of and registered in the name of the Depositary or its nominee.

“Global Note Legend” means the legend set forth in Section 2.6(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. When used with respect to the Notes, a “Guarantee” means a guarantee by the Guarantors of all or any part of the Notes, in accordance with Article X hereof.

“Guarantor” means each of the Issuer’s present and future Subsidiaries that at the time are guarantors of the Notes in accordance with this Indenture.

“Hedging Agreement” shall mean (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements, that are not entered into for speculative purposes.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” of any Person means, without duplication:

(1) all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, Notes, debentures or similar instruments, (c) representing the balance deferred and unpaid of the purchase price of any property or services, in each case, except (i) those incurred in the ordinary course of its business that would constitute a trade payable to trade creditors and (ii) any earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP;

(2) all liabilities and obligations, contingent or otherwise, of such Person (a) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (b) relating to any Capitalized Lease Obligation, or (c) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(3) all net obligations of such Person under Hedging Obligations;

(4) all liabilities and obligations of others of the kind described in the preceding clause (1), (2) or (3) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person;

(5) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1), (2), (3) or (4), or this clause (5), whether or not between or among the same parties; and

(6) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

The amount of any Indebtedness outstanding as of any date shall be (A) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (B) the principal amount thereof in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Indirect Participant” means an entity that, with respect to DTC, clears through or maintains a direct or indirect, custodial relationship with a Participant.

“Initial Purchasers” means the initial purchasers of the Notes under the Note Purchase Agreement, dated as of February 13, 2008 among the Issuer and such initial purchasers.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Interest Payment Date” means the stated due date of an installment of interest on the Notes.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date.

“Investment” by any Person in any other Person means (without duplication):

(1) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person;

(2) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person), other than accounts receivable, trade credit, advances to customers, commissions travel and similar advances to officers and employees, endorsements for collection or deposits arising in the ordinary course of business;

(3) other than guarantees of Indebtedness of the Issuer or any Subsidiary to the extent permitted by Section 4.7, the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

(4) the making of any capital contribution by such Person to such other Person; and

(5) the designation by the Board of Directors of any Person to be an Unrestricted Subsidiary.

The Issuer shall be deemed to make an Investment in an amount equal to the Fair Market Value of the Issuer’s or its Subsidiaries’ equity or debt investment in such Person (or, if neither the Issuer nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such Subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Issuer or a Subsidiary of the Issuer shall be deemed an Investment valued at its Fair Market Value at the time of such transfer. The Issuer or any of its Subsidiaries shall be deemed to have made an Investment in a Person that is or was required to be a Guarantor if, upon the issuance, sale or other disposition of any portion of the Issuer’s or the Subsidiary’s ownership in the Capital Stock of such Person, such Person ceases to be a Guarantor. The Fair Market Value of each Investment shall be measured at the time made or returned, as applicable.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investors” means Hellman & Friedman LLC, and its Affiliates that are collective investment vehicles for which Hellman & Friedman LLC or its direct or indirect subsidiaries act directly or indirectly as general partner, investment manager, managing member or in a similar capacity (any of the foregoing, a “H&F Investment Vehicle”); provided that with respect to any Investment Vehicle formed after the Issue Date, (a) such H&F Investment Vehicle shall not have been formed primarily to hold securities of the Issuer (or any of its direct or indirect Parent Entities), or (b) the limited partners or members of such H&F Investment Vehicle shall consist solely of (i) Persons that are limited partners or members of other H&F Investment Vehicles as of the Issue Date or (ii) Affiliates of Persons described in clause (i). Notwithstanding the foregoing, portfolio companies of any of the foregoing shall not constitute “Investors.”

“Issue Date” means the date of first issuance of the Notes under the Indenture.

“Junior Security” means any Equity Interests (other than Disqualified Capital Stock) and any Indebtedness of the Issuer or a Guarantor, as applicable, that is contractually subordinated in right of payment to all Senior Indebtedness (and any securities issued in exchange for or in replacement of Senior Indebtedness) at least to the same extent as the Notes or the Guarantee, as applicable, are subordinated to Senior Indebtedness pursuant to this Indenture and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes; provided that in the case of subordination in respect of Senior Indebtedness under the Credit Facilities, “Junior Security” shall mean (except with the consent of the requisite lenders under the Credit Facilities) any Equity Interests (other than Disqualified Capital Stock) and any Indebtedness of the Issuer or the Guarantor, as applicable, that:

(1) has a final maturity date occurring after the final maturity date of all Senior Indebtedness outstanding under the Credit Facilities (and any securities issued in exchange or replacement of such Senior Indebtedness) on the date of issuance of such Equity Interests or Indebtedness;

(2) is unsecured;

(3) has an Average Life longer than the security for which such Equity Interests or Indebtedness are being exchanged; and

(4) by its terms or by law is subordinated to Senior Indebtedness outstanding under the Credit Facilities (and any securities issued in exchange for Senior Indebtedness) on the date of issuance of such Equity Interests or Indebtedness at least to the same extent as the Notes are subordinated to Senior Indebtedness pursuant to this Indenture (including, without limitation, with respect to payment blockage and turnover).

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuer and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

“Liquidated Damages” means all Liquidated Damages then owing pursuant to the Registration Rights Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents received by the Issuer in the case of a sale of Equity Interests (other than Disqualified Capital Stock) or a Capital Contribution and by the Issuer and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Equity Interests (other than Disqualified Capital Stock) upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Issuer that were issued for cash on or after the Issue Date, the amount of cash originally received by the Issuer upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the direct costs relating to such Asset Sale or Issuance of Equity Interests (other than Disqualified Capital Stock), including, without limitation, legal, accounting, investment banking and other professional fees, and brokerage and sales commissions and any relocation expenses incurred as a result thereof incurred in connection with such Asset Sale or sale of Equity Interests (other than Disqualified Capital Stock), and, in the case of an Asset Sale only less (1) the amount (estimated reasonably and in good faith by the Issuer) of income, franchise, sales and other applicable taxes required to be paid by the Issuer or any of its respective Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carry-forwards, and similar tax attributes, (2) cash payments attributable to Persons owning an interest (other than a Lien) in the assets subject to the Asset Sale, (3) any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liability associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (4) any holdbacks with respect to indemnification obligations or purchase price adjustments pending receipt thereof.

“Non-Cash Charges” shall mean (1) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long lived assets, and investments in debt and equity securities pursuant to GAAP, (2) all losses from investments recorded using the equity method, (3) all non-cash compensation expenses, (4) the non-cash impact of purchase accounting, and (5) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-U.S. Person” means any Person other than a U.S. Person.

“Notes” means the Exchange Notes, any Additional Notes and any PIK Notes issued in respect of any Notes. For purposes of this Indenture, all references to “principal amount” of the Notes shall include any PIK Notes issued in respect thereof (and any increase in the principal amount thereof) as a result of the payment of PIK Interest.

“Notes Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Obligation” means any principal, premium or interest payment, or monetary penalty, or damages, due by the Issuer or any Guarantor under the terms of the Notes or this Indenture, including any Liquidated Damages due pursuant to the terms of the Registration Rights Agreement.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary, the Principal Accounting Officer, or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer or any Guarantor by two Officers of the Issuer or such Guarantor, one of whom must be Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary, the Principal Accounting Officer, or any Vice President of the Issuer or such Guarantor, that meets the requirements of Sections 12.4 and 12.5.

“Opinion of Counsel” means an opinion from legal counsel that meets the requirements of Sections 12.4 and 12.5, which opinion may be subject to customary assumptions, limitations and qualifications. The counsel may be an employee of or counsel to the Issuer or any Subsidiary of the Issuer.

“Original Issue Discount Legend” means the legend set forth in Section 2.6(g)(iv) hereof to be placed on all Notes issued with original issue discount.

“Parent Entity” means a Person that holds, directly or indirectly, Voting Equity Interests of the Issuer with voting power, in the aggregate, at least 50% of the total voting power of the Voting Equity Interests of the Issuer.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).

“Permitted Holders” means (a) each of the Investors, (b) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) consisting solely of the Investors and members of management of the Issuer (or any of its direct or indirect Parent Entities), and (c) so long as no person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), other than a group described in clause (b), has beneficial ownership of a greater voting or economic interests represented by the Equity Interests of the Issuer and its direct or indirect Parent Entities, members of management of the Issuer (or any of its direct or indirect Parent Entities).

“Permitted Indebtedness” means:

(1) Indebtedness incurred by the Issuer and the Guarantors, evidenced by the Notes and the Guarantees issued pursuant to this Indenture up to the amounts being issued on the original Issue Date (and any PIK Notes or PIK Interest and any Guarantee thereof) less any amounts repaid or retired;

(2) Refinancing Indebtedness incurred by the Issuer and the Subsidiaries, as applicable (including Disqualified Capital Stock), with respect to Indebtedness described in clauses (1), (2) and (10) of this definition or incurred pursuant to the Debt Incurrence Ratio test set forth in Section 4.7;

(3) Indebtedness incurred by the Issuer and the Subsidiaries solely in respect of bankers acceptances, discounted bills of exchange, discounting or factoring of receivables, reimbursement obligations with respect to letters of credit, performance bonds, bid and surety bonds and completion guarantees and Indebtedness in respect of workers’ compensation claims in each, to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money incurred in the ordinary course of business;

(4) Indebtedness incurred by the Issuer that is owed to (borrowed from) any Subsidiary, and Indebtedness incurred by a Subsidiary owed to (borrowed from) any other Subsidiary or the Issuer; provided that in the case of Indebtedness of the Issuer or a Subsidiary payable to any Subsidiary that is not a Guarantor, such obligations shall be unsecured and contractually subordinated to payments then due in respect of the Issuer’s obligations pursuant to the Notes, and any event that causes any Subsidiary to which such Indebtedness is owed no longer to be a Subsidiary (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such issuer of such Indebtedness and any guarantor thereof subject to Section 4.7;

(5) guarantees by the Issuer or any Subsidiary of any Indebtedness or other obligations of the Issuer or any Subsidiary that was permitted to be incurred pursuant to this Indenture;

(6) Hedging Obligations incurred by the Issuer and the Subsidiaries that are incurred for the purpose of fixing or hedging interest rate, currency or commodity risk with respect to any fixed or floating rate Indebtedness that is permitted by this Indenture to be outstanding or any receivable, liability or contractual provision the payment in respect of which is determined by reference to a foreign currency or commodity; provided that such obligations shall be Permitted Indebtedness under this clause (6) only to the extent that the notional amount of any such Hedging Obligation does not exceed the principal amount of any other Indebtedness to which such Hedging Obligation relates;

(7) Indebtedness incurred by the Issuer and the Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within ten Business Days;

(8) Indebtedness incurred by the Issuer and the Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary or Unrestricted Subsidiary of the Issuer in accordance with the terms of this Indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary or Unrestricted Subsidiary for the purpose of financing such acquisition;

(9) Indebtedness incurred by the Issuer and the Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; provided that such letter of credit was permitted to be issued under Section 4.7;

(10) Indebtedness of Persons that are acquired by the Issuer or any Subsidiary or merged into a Subsidiary in accordance with the terms of this Indenture; provided that such Indebtedness is not incurred in contemplation of such acquisition or merger; provided, further, that after giving pro forma effect to such acquisition or merger either (a) the Issuer would be permitted to incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio set forth in Section 4.7 or (b) so long as the Debt Incurrence Ratio prior to such acquisition or merger is greater than 1.25 to 1.0, the Debt Incurrence Ratio is equal to or greater than immediately prior to such acquisition or merger;

(11) Indebtedness incurred by the Issuer and the Subsidiaries, the net proceeds of which are used to satisfy, defease or discharge the Notes as provided under Article VIII hereof;

(12) Indebtedness of the Issuer and the Subsidiaries consisting of take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(13) Indebtedness issued by the Issuer and the Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect Parent Entity of the Issuer to the extent described in clause (a) of the second paragraph of Section 4.9; provided, that such Indebtedness (a) is unsecured, (b) is contractually subordinated in right of payment to the Notes and the Guarantees and (c) has a maturity after the Stated Maturity, and (d) provides for no cash interest payments or other payments if (i) any Default or Event of Default has occurred and is continuing, and/or (ii) the most recent payment of interest on the Notes was not made entirely in cash; and

(14) Indebtedness incurred by the Issuer and the Subsidiaries in connection with customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.

“Permitted Investment” means:

(1) any Investment in any of the Notes;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Issuer or any Subsidiary: (a) in the Issuer (excluding payments to any securityholder of the Issuer by a Subsidiary of the Issuer), (b) in any Guarantor, or (c) in any Person if as a result of such Investment such Person becomes a Guarantor or such Person is merged with or into the Issuer or a Guarantor;

(4) other Investments in any Person or Persons, provided that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (4) that are outstanding (after giving effect to any such Investments that are returned to the Issuer or the Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (4) in such Person), at any time does not in the aggregate exceed $17,500,000 (measured by the value attributed to the Investment at the time made, without giving effect to subsequent change in value);

(5) any Investment in any Person solely in exchange for Equity Interests (other than Disqualified Capital Stock) of the Issuer or a Parent Entity;

(6) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.12;

(7) Investments represented by Hedging Obligations;

(8) Investments in customers and suppliers that either (a) generate accounts or notes receivable, or (b) are accepted in settlement of bona fide disputes;

(9) Investments in the form of loans or advances to employees for travel, relocation and like expenses, in each case, consistent with the Issuer’s past practices;

(10) Investments received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, insolvency, reorganization, recapitalization or liquidation of any Person as a result of a foreclosure by the Issuer or any of its Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default; or the good faith settlement of debts of, or litigation or disputes with, any Person that is not an Affiliate;

(11) Investments of the Issuer and its Subsidiaries existing on the Issue Date;

(12) Investments in Wholly Owned Subsidiaries that are Foreign Subsidiaries, provided that the aggregate amount of such Investments outstanding at any time shall not exceed $25,000,000;

(13) [RESERVED]; and

(14) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment made in the ordinary course of business.

“Permitted Lien” means:

(1) Liens existing on the Issue Date;

(2) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Issuer in accordance with GAAP;

(3) statutory Liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that (a) the underlying obligations are not overdue for a period of more than 30 days or (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Issuer in accordance with GAAP;

(4) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business;

(5) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Issuer or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Issuer or any of its Subsidiaries;

(6) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

(7) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal-bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(8) Liens securing the Notes;

(9) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Issuer or a Subsidiary or Liens securing Indebtedness incurred in connection with an acquisition, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets owned by the Issuer or any of its Subsidiaries;

(10) Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to Section 4.7, provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

(11) leases or subleases or licenses or sublicenses (including of intellectual property) granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Issuer or any of its Subsidiaries;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer or any of its Subsidiaries in the ordinary course of business;

(13) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured (other than Indebtedness secured pursuant to clause (28)) in a manner no more adverse to the Holders than the terms of the Liens securing such refinanced Indebtedness, and provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the amount of Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time of such refinancing (but only to the extent such committed amount, if not incurred at the time of such refinancing, would have been permitted to be incurred and secured under this Indenture on the date of such refinancing) and (ii) an amount necessary to pay any fees and expenses including premiums, related to such financing, refunding, extension, renewal or replacement;

(14) Liens securing Senior Indebtedness (including under the Credit Facilities) incurred in accordance with the terms of Section 4.7;

(15) Liens securing Indebtedness of any Foreign Subsidiary incurred in accordance with the provisions of Section 4.7;

(16) Liens securing Hedging Obligations;

(17) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Issuer or a Guarantor permitted to be incurred in accordance with Section 4.7;

(18) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19) Liens in favor of the Issuer or any Guarantor;

(20) Liens on equipment of the Issuer or any of its Subsidiaries granted in the ordinary course of business;

(21) deposits made in the ordinary course of business to secure liability to insurance carriers under insurance or self-insurance arrangements;

(22) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $10,000,000 at any one time outstanding;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.9, provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(26) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Issuer or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Subsidiaries in the ordinary course of business;

(27) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(28) Liens (a) in respect of sale leasebacks permitted by the Credit Facility described in clause (1) of the definition of Credit Facility, and (b) securing Refinancing Indebtedness incurred to refinance any Indebtedness incurred to refinance the sale leasebacks described in clause (a) in a manner no more adverse to the Holders than the terms of the Liens securing such sale leaseback, and provided that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) such Indebtedness shall provide no recourse to the Issuer or any of its Subsidiaries other than with respect to foreclosure upon the collateral securing such Lien;

(29) Liens (a) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 4.9 to be applied against the purchase price for such Investment, and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 4.12, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien; and Liens solely on any cash earnest money deposits made by the Issuer or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Indenture;

(30) Liens on Capital Stock in joint ventures securing obligations of such joint venture;

(31) [RESERVED];

(32) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Subsidiary in the ordinary course of business; and

(33) Liens securing Indebtedness (other than Indebtedness that is secured equally and ratably (or on a basis subordinated to) the Notes) in an amount not to exceed 15% of the total assets of the Issuer and its Subsidiaries (calculated on a consolidated basis); provided that such Liens were created during a Suspension Period.

“Person” or “person” means (unless stated otherwise) any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“PIK Interest” means interest paid with respect to the Notes in the form of increasing the outstanding principal amount of the Notes or issuing PIK Notes.

“PIK Notes” means additional Notes issued under this Indenture on the same terms and conditions as the Notes issued on the Issue Date in connection with the payment of PIK Interest.

“Preferred Stock” means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.6(g)(i) to be placed on all Notes issued under this Indenture except where specifically stated otherwise by the provisions of this Indenture.

“Public Equity Offering” means an underwritten public offering generating net cash proceeds in excess of $100,000,000 pursuant to a registration statement filed with the Commission in accordance with the Securities Act of (1) common stock of the Issuer or (2) common stock of any Parent Entity, to the extent that the cash proceeds therefrom are used as a Capital Contribution to the Issuer.

“Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which is incurred within 270 days following with such acquisition, construction, installation or improvement and is secured only by the assets so financed. For the avoidance of doubt, it is understood and agreed that Purchase Money Indebtedness may be incurred under the Credit Facilities.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Offering” means any public or private sale of (1) Equity Interests (other than Disqualified Capital Stock) by the Issuer other than to an Affiliate or (2) Equity Interests by the Parent Entity where the Net Cash Proceeds of such sale are contributed to the Issuer as a Capital Contribution substantially concurrently therewith, and in each case, other than public offerings registered on a Form S-8.

“Qualified Exchange” means:

(1) any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock, or Indebtedness of the Issuer or any Parent Entity with the Net Cash Proceeds received by the Issuer made within 60 days of the sale of its Equity Interests (other than Disqualified Capital Stock) (other than to a Subsidiary) or, to the extent used to retire Indebtedness (other than Disqualified Capital Stock) of the Issuer issued on or after the Issue Date, Refinancing Indebtedness of the Issuer;

(2) any issuance of Equity Interests (other than Disqualified Capital Stock) of the Issuer or any Parent Entity in exchange for, or the proceeds of which are used to purchase, any Capital Stock or Indebtedness of the Issuer; or

(3) any issuance of Refinancing Indebtedness (including Disqualified Capital Stock) of the Issuer in exchange for, or the proceeds of which are used to purchase, Indebtedness (including Disqualified Capital Stock) of the Issuer.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Record Date” means a Record Date specified in the Notes, whether or not such date is a Business Day.

“Recourse Indebtedness” means Indebtedness as to which either the Issuer or any of its Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender.

“Reference Period” with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or this Indenture.

“Refinancing Indebtedness” means Indebtedness (including Disqualified Capital Stock) (1) issued in exchange for, or the proceeds from the issuance and sale of which are used within 60 days to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (2) constituting an amendment, modification or supplement to, or a deferral or renewal of ((1) and (2) above are, collectively, a “Refinancing”), any Indebtedness (including the Notes and Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses (including defeasance costs) incurred in connection with the Refinancing plus the amount of any premium paid (including reasonable tender premiums) in connection with such Refinancing) the lesser of (a) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and (b) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided that (i) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness, (ii) such Refinancing Indebtedness shall (A) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (B) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, (iii) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and (iv) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, and provided that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (I) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Permitted Lien under this Indenture, and (II) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement. For the avoidance of doubt, Indebtedness (other than Disqualified Capital Stock), shall not constitute “Refinancing Indebtedness” in connection with a Refinancing of Disqualified Capital Stock.

“Reg S Permanent Global Note” means one or more permanent Global Notes bearing the Private Placement Legend and the Original Issue Discount Legend, that will be issued in an aggregate amount of denominations equal in total to the outstanding principal amount of the Reg S Temporary Global Note upon expiration of the Distribution Compliance Period.

“Reg S Temporary Global Note” means one or more temporary Global Notes bearing the Private Placement Legend and the Original Issue Discount Legend and the Reg S Temporary Global Note Legend, issued in an aggregate amount of denominations equal in total to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Reg S Temporary Global Note Legend” means the legend set forth in Section 2.6(g)(iii), which is required to be placed on all Reg S Temporary Global Notes issued under this Indenture.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of Issue Date, by and among the Issuer and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time.

“Regulation S” means Regulation S promulgated under the Securities Act, as it may be amended from time to time, and any successor provision thereto.

“Regulation S Global Note” means a Reg S Temporary Global Note or a Reg S Permanent Global Note, as the case may be.

“Related Business” means the business conducted (or proposed to be conducted) by the Issuer and its Subsidiaries as of the Issue Date or any reasonable extension thereof and any and all businesses that in the good faith judgment of the Board of Directors are materially related, ancillary or complementary businesses.

“Related Business Asset” means assets (except in connection with the acquisition of a Subsidiary in a Related Business that becomes a Guarantor, other than Notes, bonds, obligations and securities) and capital expenditures, in each case that, in the good faith reasonable judgment of the Board of Directors, will immediately constitute, be a part of, or be used in, a Related Business of the Issuer or a Subsidiary.

“Related Financing Transactions” means the financing transactions in connection with the consummation of the Merger, including the related equity investment by the Investors, members of management and others, the execution of, and borrowings on the Issue Date under, the Credit Facilities and the pledge and security arrangements in connection with the foregoing, the entry into this Indenture, the related Purchase Agreement with the Initial Purchasers and the Registration Rights Agreement, the refinancing, repurchase, redemption and/or repayment of the Existing Notes and certain other existing indebtedness of the Issuer and its Subsidiaries, the consummation of any other transactions connected with the Merger or the foregoing and the payment of fees and expenses in connection with the Merger or any of the foregoing.

“Restricted Definitive Note” means one or more Definitive Notes bearing the Private Placement Legend, issued under this Indenture.

“Restricted Global Note” means one or more Global Notes bearing the Private Placement Legend and the Original Issue Discount Legend, issued under this Indenture; provided that in no case shall an Exchange Note issued in accordance with this Indenture and the terms of the Registration Rights Agreement be a Restricted Global Note.

“Restricted Investment” means, in one or a series of related transactions, any Investment, other than other Permitted Investments.

“Restricted Payment” means, with respect to any Person:

(1) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any parent of such Person by the Issuer or any Subsidiary of the Issuer;

(2) any payment (except to the extent made with Equity Interests (other than Disqualified Capital Stock)) by the Issuer or any Subsidiary of the Issuer on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any parent of such Person;

(3) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness (other than the Notes), directly or indirectly, by the Issuer or any Subsidiary of the Issuer prior to the scheduled maturity, prior to any scheduled repayment of principal, or prior to any scheduled sinking fund payment, as the case may be, of such Indebtedness, other than:

(a) Indebtedness permitted under clause (4) of the definition of “Permitted Indebtedness”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; and

(4) any Restricted Investment by such Person,

provided, however, that the term “Restricted Payment” does not include (i) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in Equity Interests (other than Disqualified Capital Stock) of such issuer, (ii) any dividend, distribution or other payment to the Issuer, or to any Subsidiary of the Issuer, by the Issuer or any of its Subsidiaries and any Investment in any Subsidiary by the Issuer or any other Subsidiary and any Investment in the Issuer by any Subsidiary of the Issuer so long as the Issuer receives the proceeds of such Investment in the Issuer, (iii) the payment of the cash merger consideration in connection with the Merger or (iv) the repurchase, repayment, redemption or setting aside funds for the repurchase, repayment or redemption of the Existing Notes, including the payment of any consent fee in connection therewith or with any amendment of the terms thereof.

“Rule 144” means Rule 144 promulgated under the Securities Act, as it may be amended from time to time, and any successor provision thereto.

“Rule 144A” means Rule 144A promulgated under the Securities Act, as it may be amended from time to time, and any successor provision thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Senior Indebtedness” of the Issuer or any Guarantor means Indebtedness of the Issuer or such Guarantor arising under the Credit Facilities (including any fees, costs and other monetary obligation in respect of the Credit Facilities, and interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the Credit Facilities after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law) or that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated as “senior indebtedness” and is senior in right of payment to the Notes or the applicable Guarantee and all obligations for principal, premium, interest, penalties, fees, indemnifications, expenses, reimbursements, damages and other amounts payable pursuant to the documentation governing or relating to such Indebtedness; provided that in no event shall Senior Indebtedness include (1) Indebtedness to any Subsidiary of the Issuer or any officer, director or employee of the Issuer or any Subsidiary of the Issuer, (2) Indebtedness incurred in violation of the terms of this Indenture; provided that such Indebtedness will not cease to be Senior Indebtedness as a result of this clause (2) if the lenders thereunder obtained a certificate from an executive officer of the Issuer on the date such Indebtedness was incurred certifying that the incurrence of such Indebtedness was not prohibited by this Indenture, (3) trade Indebtedness to trade creditors, (4) Disqualified Capital Stock, (5) any liability for taxes owed or owing by the Issuer or such Guarantor and (6) any other Indebtedness other than (A) Indebtedness incurred pursuant to clause (a), (b) or (c) of the third paragraph of Section 4.7, (B) guarantees of Indebtedness described in clause (A) and (C) Hedging Obligations incurred with respect to Indebtedness described in clause (A) or (B).

“Shelf Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary or group of Subsidiaries that would constitute a “significant subsidiary” as defined in Regulation S-X of the Securities Act, as in effect on the Issue Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and its successors.

“Special Record Date” means, for payment of any Defaulted Interest, a date fixed by the Paying Agent pursuant to Section 2.12.

“Stated Maturity,” when used with respect to any Note, means February 15, 2016.

“Subordinated Indebtedness” means Indebtedness of the Issuer or a Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument relating thereto (“contractually”) to the Notes or such Guarantee, as applicable, in any respect.

“Subsidiary,” with respect to any Person, means (1) a corporation a majority of whose Voting Equity Interests, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority of the Voting Equity Interests, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Issuer or of any Subsidiary of the Issuer. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Issuer.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer, any Parent Entity or any of their Subsidiaries in connection with the Merger and the Related Financing Transactions.

“Transfer Restricted Notes” means Global Notes and Definitive Notes that bear or are required to bear the Private Placement Legend, issued under this Indenture.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Release H.15(519) which has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) closest to the period from such Redemption Date to February 15, 2011, provided, however, that if the period from such Redemption Date to February 15, 2011, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that, if the period from the Redemption Date to February 15, 2011 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend, issued under this Indenture.

“Unrestricted Global Note” means one or more permanent Global Notes that do not bear and are not required to bear the Private Placement Legend, issued under this Indenture.

“Unrestricted Subsidiary” means any subsidiary of the Issuer designated by the Board of Directors as an “Unrestricted Subsidiary,” provided that, at the time of designation by the Board of Directors, such subsidiary does not directly, indirectly or beneficially own any Capital Stock of, and Indebtedness of, or own or hold any Lien on any property of, the Issuer or any other Subsidiary of the Issuer; provided further, that such Subsidiary at the time of such designation (1) has no Recourse Indebtedness; (2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer (unless in compliance with Section 4.11); (3) is a Person with respect to which neither the Issuer nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (4) does not guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of the Issuer or any of its Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided that (a) no Default or Event of Default is existing or will occur as a consequence thereof and (b) immediately after giving effect to such designation, on a pro forma basis, either (i) the Issuer could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio set forth in Section 4.7 or (ii) so long as the Debt Incurrence Ratio prior to such designation is greater than 1.25 to 1.0, the Debt Incurrence Ratio would be greater than such ratio immediately prior to such designation. Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“U.S. Government Obligations” means direct non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

“U.S. Person” means a U.S. person as defined in Rule 902(o) under the Securities Act.

“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

“Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) are owned by the Issuer or one or more Wholly Owned Subsidiaries of the Issuer or a combination thereof.

Section 1.2. OTHER DEFINITIONS.

Term	Defined in Section
“Acceleration Notice”	6.2(a)
“Affiliate Transaction”	4.11
“After Tax Amount”	Definition of “Consolidated Net Income”
“Asset Sale”	4.12
“Asset Sale Amount”	4.12

“Asset Sale Offer”	4.12
“Asset Sale Offer Amount”	4.12
“Asset Sale Offer Price”	4.12
“Asset Sale Offer Period”	4.12
“Authentication Order”	2.2
“Benefited Party”	10.1
“Cash Taxes”	Definition of “Consolidated Net Income”
“Change of Control Offer”	4.13
“Change of Control Offer Period”	4.13
“Change of Control Purchase Date”	4.13
“Change of Control Purchase Price”	4.13
“Company Affiliated Group”	4.9(h)
“Covenant Defeasance”	8.3
“Covenant Suspension Event”	4.19
“Debt Incurrence Ratio”	4.7
“Defaulted Interest”	2.12
“Discharge”	Definition of “Consolidated Coverage Ratio”
“DTC”	2.3
“Excess Proceeds”	4.12
“Goodman”	Preamble
“Guarantee Obligations”	10.1
“HYDO Determination Date”	3.8
“HYDO Redemption”	3.8
“HYDO Redemption Amount”	3.8
“incur” or “incurrence”	4.7
“Incurrence Date”	4.7
“Issuer”	Preamble
“Legal Defeasance”	8.2
“Merger”	Preamble
“Merger Agreement”	Preamble
“Notes”	Preamble
“Parent”	Preamble
“Paying Agent”	2.3
“Payment Blockage Period”	11.2(b)
“Payment Default”	11.2(a)
“Payment Blockage Notice”	11.2(b)
“Redemption Date”	3.7(c)
“Registrar”	2.3
“Refinancing”	Definition of “Refinancing Indebtedness”
“Reversion Date”	4.19
“Suspended Covenant”	4.19
“Suspension Period”	4.19
“Tax Payment”	4.9(h)
“Transaction Date”	Definition of “Consolidated Coverage Ratio”
“Trustee”	Preamble

Section 1.3. INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT. Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“Commission” means the Securities and Exchange Commission;

“obligor” on the Notes means the Issuer, each Guarantor and any successor obligor on the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.4. RULES OF CONSTRUCTION. Unless the context otherwise requires:

(A) a term has the meaning assigned to it;

(B) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(C) “or” is not exclusive;

(D) words in the singular include the plural, and in the plural include the singular;

(E) provisions apply to successive events and transactions;

(F) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision and, unless the context otherwise requires, any references to “Articles”, “Section”, “Exhibit” or other subdivision refers to an Article, Section, Exhibit or other subdivision, as the case may be, of this Indenture;

(G) references to sections of or rules under the Securities Act and the Exchange Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time;

(H) calculation of amounts for purposes of any provision of this Indenture shall be without duplication of amounts otherwise included in such calculation; and

(I) any amount requiring calculation of a U.S. dollar-equivalent of a currency other than U.S. dollars shall be based on the exchange rate in effect at the time of the transaction or calculation, as applicable, without regard to subsequent fluctuations in such exchange rate.

ARTICLE II

THE NOTES

Section 2.1. FORM AND DATING.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that PIK Notes in definitive form shall be in denominations of $1.00 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking Luxembourg” and “Customer Handbook” of Clearstream in effect at the relevant time shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.2. EXECUTION AND AUTHENTICATION. An Officer shall sign the Notes for the Issuer by manual or facsimile signature. In the case of Definitive Notes, such signatures may be imprinted or otherwise reproduced on such Notes. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid. A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. The Trustee shall, upon a written order of the Issuer signed by an Officer (an “Authentication Order”), authenticate Notes for issuance up to the aggregate principal amount stated in such Authentication Order; provided that Notes authenticated for issuance on the Issue Date shall not exceed $500,000,000 in aggregate principal amount. In addition, at any time and from time to time, the Trustee shall, upon an Authentication Order, authenticate Additional Notes, Exchange Notes or PIK Notes (or increases in the principal amount of any Notes) as a result of the payment of PIK Interest for issuance up to the aggregate principal amount stated in such Authentication Order for such Additional Notes, Exchange Notes or PIK Notes (or increases in the principal amount of any Notes) issued or increased hereunder. The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.3. REGISTRAR, PAYING AGENT AND DEPOSITARY. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange

(“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar. The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Notes Custodian with respect to the Global Notes.

Section 2.4. PAYING AGENT TO HOLD MONEY IN TRUST. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Liquidated Damages, if any, or Cash Interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.5. HOLDER LISTS. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish, or shall cause the Registrar (if other than the Issuer) to furnish, to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with TIA § 312(a).

Section 2.6. TRANSFER AND EXCHANGE.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Notes if (i) the Issuer delivers to the Trustee notice from the Depositary that (x) the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes and the Issuer thereupon fails to appoint a successor Depositary within 120 days or (y) the Depositary is no longer a clearing agency registered under the Exchange Act, (ii) the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee or (iii) upon request of the Trustee or Holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing a Default or Event of Default with respect to the Notes; provided that in no event shall the Reg S Temporary Global Note be exchanged by the Issuer for Definitive Notes prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificate identified by the Issuer and its counsel to be required pursuant to Rule 903 or Rule 904 under the Securities Act. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.6 or Section 2.7 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.6(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b), (c) or (f).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Distribution Compliance Period, transfers of beneficial interests in the Reg S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) both (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) both (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (B)(i) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Reg S Temporary Global Note prior to (x) the expiration of the Distribution Compliance Period (unless such exchange is effected by the Issuer, does not require an investment decision on the part of the holder thereof and does not violate the provisions of Regulation S) and (y) the receipt by the Registrar of any certificates identified by the Issuer or its counsel to be required pursuant to Rule 903 and Rule 904 under the Securities Act. Upon consummation of an Exchange Offer by the Issuer in accordance with Section 2.6(f) hereof, the requirements of this Section 2.6(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the

Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(h).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.6(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Reg S Temporary Global Note or the Reg S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and Section 2.6(f), and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer (or such other certification as the Issuer or its counsel determines to be required under applicable laws);

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following: (1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (1)(a) thereof; or (2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (2) thereof; or

(D) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Note to be reduced accordingly pursuant to Section 2.6(h), and the Issuer shall execute and, upon receipt of an Authentication Order pursuant to Section 2.2, the Trustee shall authenticate and deliver to the Person designated in the instructions a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or

Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and Section 2.6(f), and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer (or such other certification as the Issuer or its counsel determines to be required under applicable law);

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following: (1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (1)(b) thereof; or (2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.6(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.6(h), and the Issuer shall execute and, upon receipt of an Authentication Order pursuant to Section 2.2, the Trustee shall authenticate and deliver to the Person designated in the instructions an

Unrestricted Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall not bear the Private Placement Legend.

(iv) Transfer or Exchange of Reg S Temporary Global Notes. Notwithstanding the other provisions of this Section 2.6, a beneficial interest in the Reg S Temporary Global Note may not be (A) exchanged for a Definitive Note prior to (x) the expiration of the Distribution Compliance Period (unless such exchange is effected by the Issuer, does not require an investment decision on the part of the holder thereof and does not violate the provisions of Regulation S) and (y) the receipt by the Registrar of any certificates identified by the Issuer or its counsel to be required pursuant to Rule 903 and Rule 904 under the Securities Act or (B) transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to the events set forth in clause (A) above or unless the transfer is pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon presentation or surrender to the Registrar of such Restricted Definitive Note duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing and receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof; or

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and Section 2.6(f), and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer (or such other certifications as the Issuer or its counsel determines to be required under applicable law);

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following: (1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(c) thereof; or (2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.6(d)(ii), the Trustee shall cancel the Restricted Definitive Notes so transferred or exchanged and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii)(B), (ii)(D) or (iii) of this Section 2.6(d) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and Section 2.6(f), and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer (or such other certification as the Issuer or its counsel determines to be required under applicable law);

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following: (1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(d) thereof; or (2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the sum of (A) the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not Broker-Dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuer (or such other certification as the Issuer or its counsel determines to be required under applicable law), and accepted for exchange in the Exchange Offer and (B) the principal amount of Definitive Notes exchanged or transferred for beneficial interests in Unrestricted Global Notes in connection with the Exchange Offer pursuant to Section 2.6(d)(ii) and (ii) Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer (other than Definitive Notes described in clause (i)(B) immediately above). Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuer shall execute and, upon receipt of an Authentication Order pursuant to Section 2.2, the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Definitive Notes in the appropriate principal amount.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.”

“THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) to this Section 2.6 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. To the extent required by the Depositary, each Global Note shall bear legends in substantially the following forms:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.”

“UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A

NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Reg S Temporary Global Note Legend. To the extent required by the Depositary, each Reg S Temporary Global Note shall bear a legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

(iv) Original Issue Discount Legend. Each Note issued with original issue discount shall bear a legend in substantially the following form:

“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTES BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ISSUER AT THE FOLLOWING ADDRESS: GOODMAN GLOBAL, INC., 5151 SAN FELIPE, SUITE 500, HOUSTON, TX 77056, ATTENTION: CHIEF FINANCIAL OFFICER.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement may be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement may be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 4.12 and 4.13).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same Indebtedness, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Registrar nor the Issuer shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.2 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile.

Notwithstanding anything herein to the contrary, as to any certifications and certificates delivered to the Registrar pursuant to this Section 2.6, the Registrar’s duties shall be limited to confirming that any such certifications and certificates delivered to it are in the form of Exhibits B, C and D. The Registrar shall not be responsible for confirming the truth or accuracy of representations made in any such certifications or certificates.

Section 2.7. REPLACEMENT NOTES. If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee and the Issuer receive evidence (which evidence may be from the Trustee) to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note. Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.8. OUTSTANDING NOTES. The Notes outstanding at any time are all the Notes authenticated by the Trustee (including any PIK Notes issued in respect thereof, and any increase in principal amount thereof, as a result of the payment of PIK Interest and including any Note represented by a Global Note) except for those cancelled by it or at its direction, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note. If a Note is replaced pursuant to Section 2.7, such Note, together with any Guarantee of that particular Note endorsed thereon, ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue. If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or the maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.9. TREASURY NOTES. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10. TEMPORARY NOTES. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes. Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11. CANCELLATION. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuer or an Affiliate of the Issuer), and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the

Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. DEFAULTED INTEREST. Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date plus, to the extent lawful, any interest payable on the defaulted interest at the rate and in the manner provided in Section 4.1 and in the Note (herein called “Defaulted Interest”) shall forthwith cease to be payable to the registered holder on the relevant Record Date, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in clause (1) or (2) below:

(1) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee and the Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Paying Agent an amount of cash equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Paying Agent for such deposit prior to the date of the proposed payment, such cash when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1). Thereupon the Paying Agent shall fix a “Special Record Date” for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Paying Agent of the notice of the proposed payment. The Paying Agent shall promptly notify the Issuer and the Trustee of such Special Record Date and, in the name and at the expense of the Issuer, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at its address as it appears in the Note register maintained by the Registrar not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the persons in whose names the Notes (or their respective predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee and the Paying Agent of the proposed payment pursuant to this clause, such manner shall be deemed practicable by the Trustee and the Paying Agent.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13. CUSIP NUMBERS. The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee of any change in the “CUSIP” numbers.

Section 2.14. ISSUANCE OF ADDITIONAL NOTES. The Issuer may, subject to Section 4.7 and applicable law, issue Additional Notes under this Indenture. The Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture; provided that, in connection with the payment of PIK Interest, the Issuer is entitled to, without the consent of the Holders (and without regard to any restrictions or limitations set forth in Section 4.7), increase the outstanding principal amount of the Notes or issue PIK Notes.

ARTICLE III

REDEMPTION

Section 3.1. NOTICES TO TRUSTEE. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least 30 days (unless a shorter period is acceptable to the Trustee) but not more than 60 days (unless a longer period is acceptable to the Trustee) before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.2. SELECTION OF NOTES TO BE REDEEMED. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes or portions thereof to be redeemed among the Holders of the Notes pursuant to the rules of DTC, if applicable, or on a pro rata basis. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes in denominations of larger than $2,000 selected shall be in minimum amounts of $2,000 or integral multiples of $1,000 in excess thereof, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not an integral multiple of $1,000, shall be redeemed; provided that PIK Notes in definitive form selected shall be in amounts of $1.00 or integral multiples of $1.00, except that if all of the PIK Notes in definitive form of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not an integral multiple of $1.00, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.3. NOTICE OF REDEMPTION. Subject to the provisions of Section 3.7 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuer shall mail or cause to be mailed, by first class mail, or otherwise delivered in accordance with the procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, on or after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 45 days prior to the redemption date (unless a shorter period shall be acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.4. EFFECT OF NOTICE OF REDEMPTION. Once notice of redemption is mailed or otherwise delivered in accordance with Section 3.3, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.5. DEPOSIT OF REDEMPTION PRICE.

(a) Prior to 12:00 noon Eastern time on the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent immediately available funds sufficient to pay the redemption price of and accrued and unpaid interest (and Liquidated Damages, if any) on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest (and Liquidated Damages, if any) on, all Notes to be redeemed.

(b) If the Issuer complies with the provisions of the clause (a) of this Section 3.5, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.1.

Section 3.6. NOTES REDEEMED IN PART.

Upon surrender of a Note that is redeemed in part, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.7. OPTIONAL REDEMPTION.

(a) Except as set forth in clause (b) and clause (c) of this Section 3.7, the Issuer shall not have the right to redeem any Notes pursuant to this Section 3.7 prior to February 15, 2011. The Notes will be redeemable for cash at the option of the Issuer, in whole or in part, at any time or from time to time on or after February 15, 2011, upon not less than 30 days nor more than 60 days prior notice mailed by first class mail to each Holder at its last registered address, or otherwise delivered in accordance with the procedures of the Depositary, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing February 15, of the years indicated below, in each case together with accrued and unpaid interest (and Liquidated Damages, if any), thereon to the date of redemption of the Notes:

Year	Percentage
2011	106.75%
2012	104.50%
2013	102.25%
and thereafter	100.00%

(b) Notwithstanding the provisions of clause (a) of this Section 3.7, at any time or from time to time on or prior to February 15, 2011 upon one or more Qualified Equity Offerings, up to 40% of the aggregate principal amount of the Notes issued pursuant to this Indenture (only as necessary to avoid any duplication, excluding any replacement Notes) may be redeemed at the Issuer’s option within 90 days of the closing of any such Qualified Equity Offering from the Net Cash Proceeds of such Qualified Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, at a redemption price equal to 113.5% of principal, together with accrued and unpaid interest (and Liquidated Damages, if any) thereon to the redemption date; provided, however, that immediately following each such redemption not less than 60% of the aggregate principal amount of the Notes originally issued pursuant to this Indenture on the Issue Date remain outstanding (only as necessary to avoid any duplication, excluding any replacement Notes).

(c) At any time on or prior to February 15, 2011, the Notes may be redeemed as a whole or in part at the Issuer’s option, upon not less than 30 nor more than 60 days’ prior notice, mailed by first-class mail to each Holder’s registered address, or otherwise delivered in accordance with the procedures of the Depositary, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, including Liquidated Damages, if any, to the redemption date (the “Redemption Date”), except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates.

(d) Any redemption pursuant to this Section 3.7 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof and must relate to at least the lesser of (x) $5,000,000 aggregate principal amount of Notes to be redeemed, and (y) all of the outstanding Notes.

Section 3.8. HYDO REDEMPTION. If, without the payment with respect to the HYDO Redemption Amount contemplated herein, the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, at the end of each “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Notes’ issuance (each, a “HYDO Determination Date”), the Issuer will be required to redeem for cash a portion of each Note then outstanding equal to the “HYDO Redemption Amount” (each such redemption, a “HYDO Redemption”). The redemption price for the portion of each Note redeemed pursuant to any

HYDO Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. “HYDO Redemption Amount” means, as of each HYDO Determination Date, the excess, if any, of (a) the aggregate amount of accrued and unpaid interest and all accrued and unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) with respect to the Notes, over (b) an amount equal to the product of (i) the “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) of the Notes multiplied by (ii) the “yield to maturity” (as defined in the Treasury Regulation Section 1.1272-1(b)(1)(i)) of the Notes. No partial redemption or repurchase of the Notes prior to any HYDO Determination Date pursuant to any other provision of the Indenture will alter the Issuer’s obligation to make any HYDO Redemption with respect to any Notes that remain outstanding on such HYDO redemption date.

Notwithstanding any provision to the contrary in this section, after the first HYDO Determination Date, the Issuer shall not be permitted to pay PIK Interest for any Interest Period (and must pay Cash Interest) to the extent paying PIK Interest would cause the accrued and unpaid interest and original issue discount on the Notes to exceed the amount described in clause (b) of the definition of HYDO Redemption Amount.

Not less than 30 days and not more than 60 days prior to each HYDO Determination Date, the Issuer shall calculate the HYDO Redemption Amount and provide notice to the Trustee of the HYDO Redemption Amount and the number of Notes to be redeemed on such HYDO Determination Date. Any redemption pursuant to this Section 3.8 shall be made pursuant to the provisions of Sections 3.1 through 3.6.

ARTICLE IV

COVENANTS

Section 4.1. PAYMENT OF NOTES. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and Cash Interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 12:00 noon Eastern time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and Cash Interest then due. PIK Interest shall be considered paid on the date due if the Trustee is directed on or prior to such date to issue PIK Notes or increase the principal amount of the Notes, in each case in an amount equal to the amount of applicable PIK Interest. The Issuer shall pay all Liquidated Damages, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement and herein. The Issuer shall pay all Liquidated Damages, if any, in the same form of payment elected by the Issuer for the payment of interest with respect to the applicable Interest Period.

The Issuer shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages, if any, (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.2. MAINTENANCE OF OFFICE OR AGENCY. The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer and the Guarantors shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3 hereof.

Section 4.3. REPORTS TO HOLDERS.

(a) Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will deliver to the Trustee, within 5 days after the Issuer is or would have been (if the Issuer was subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports if the Issuer were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Issuer’s certified independent public accountants, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required and, from and after the registration of the Notes pursuant to the Registration Rights Agreement, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission; provided, however, that, unless otherwise required pursuant to the rules and regulations of the Commission, (A) consolidating footnotes as required by Rule 3-10 of Regulation S-X in any such financial statements will not be required for financial statement provided in respect of any financial period ending prior to December 31, 2007, (B) no certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required to be included in or accompany any financial statements, (C) financial statements shall not be required to include any financial schedules required by Regulation S-X, (D) financial statements shall not be required pursuant to Rule 3-05 of Regulation S-X except in respect of completed acquisitions for the most recent fiscal year of the acquired business and subsequent interim periods, and shall not be required to include more information than the financial statements of the Issuer, and (E) no financial statements of unconsolidated entities that would be required pursuant to Rule 3-09 of Regulation S-X shall be required.

(b) Unless the information required by Section 4.3(c) to be delivered is electronically available on EDGAR (or any successor system for reports with the Commission), including on a registration statement on Form S-4, the Issuer will distribute such information and such reports electronically to the Trustee, and will make them available upon request to any Holder, any beneficial owner of the Notes, any prospective investor, any securities analyst and any market maker in the Notes by posting such information and reports on the Issuer’s website, Intralinks or any comparable online data system and the provision of such information through such online data system shall satisfy the Issuer’s obligation to deliver such information pursuant to Section 4.3(a).

(c) In the event that (1) the rules and regulations of the Commission permit the Issuer and any Parent Entity to report at such Parent Entity’s level on a consolidated basis and (2) such Parent Entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer and its Affiliates, the information and reports required by this Section 4.3 may be those of such Parent Entity on a consolidated basis; provided that such information and reports distinguish in all material respects between the Issuer and its Subsidiaries and such Parent Entity and its other subsidiaries, if any; provided, further, that if such Parent Entity’s capitalization (including cash, Cash Equivalents and Indebtedness) differs from that of the Issuer and its Subsidiaries in any material respect, such information and reports will include annual and quarterly financial statements substantially equivalent to the financial statements that would have been included in reports filed with the Commission, if the Issuer were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Issuer’s certified independent public accountants.

(d) To the extent not satisfied by the foregoing, for so long as any Notes remain outstanding, Holders and prospective purchasers that are “qualified institutional buyers” (as that term is defined in Rule 144A under the Securities Act) shall have the right to obtain from the Issuer and the Guarantors, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e) Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations under the foregoing clauses (a) through (d) of this Section 4.3 for purposes of Section 6.1(c) until 30 days after the date any financial statements or reports hereunder are due.

(f) The Issuer will hold a conference call for all the Holders and securities analysts to discuss such financial information no later than (i) ten Business Days after distribution of such information pursuant to Section 4.3(b) in the case of quarterly financial information other than for the end of a fiscal year, and (ii) fifteen Business Days after the distribution of such information pursuant to Section 4.3(b) in the case of annual financial information, and, in each case, will give prior notice to Holders of such calls at least two Business Days prior to such conference call. Notwithstanding the foregoing, the Issuer will not be deemed to have failed to comply with any of its obligations under the foregoing for purposes of Section 6.1(c) until 10 days after receipt of a written notice from the Trustee or Holders of 25% of the outstanding Notes directing the Issuer to hold such conference call.

(g) The Issuer shall deliver to the Trustee, no later than ten Business Days after the Issuer actually delivers the annual financial statements required to be delivered pursuant to Section 4.3(a) to the Trustee, a certificate of an Officer containing the aggregate amount of Restricted Payments that the Issuer and its Subsidiaries could have made as of the end of the fiscal year covered by such annual financial statements pursuant to clause (3) of the first paragraph of Section 4.9.

Section 4.4. COMPLIANCE CERTIFICATE.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer and its Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Issuer and its Subsidiaries are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred and be continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

(b) The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, within five Business Days of any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.5. TAXES. The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment would not have a material adverse effect on the ability of the Issuer and the Guarantors to satisfy their obligations under the Notes, the Guarantees and this Indenture.

Section 4.6. STAY, EXTENSION AND USURY LAWS. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.7. LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK. Except as set forth in this Section 4.7, the Issuer shall not and shall not permit any of the Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

Notwithstanding the foregoing if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness and the use of proceeds thereof; and

(2) on the date of such incurrence (the “Incurrence Date”), the Issuer’s Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date for which internal financial statements of the Issuer are available, after giving effect on a pro forma basis to such incurrence of such Indebtedness and the use of proceeds thereof, would be at least 2.0 to 1.0 (the “Debt Incurrence Ratio”), then the Issuer and the Guarantors may incur such Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness).

In addition, the foregoing limitations of the first and second paragraphs of this Section 4.7 will not prohibit:

(a) the Issuer’s incurrence or the incurrence by any Subsidiary of (1) Purchase Money Indebtedness, and any Refinancing Indebtedness in respect thereof; provided that (A) the amount of such Indebtedness shall not constitute more than 100% of the Issuer’s cost or the cost to such Subsidiary (determined in accordance with GAAP in good faith by the Issuer), as applicable, of the property so purchased, constructed, improved or leased, (B) such Indebtedness is not incurred to acquire the Capital Stock of any Person, and (C) the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this clause (1) shall not exceed $50,000,000; (2) Capital Lease

Obligations; (3) Indebtedness for the financing of insurance premiums; and (4) any Refinancing of Indebtedness described in clause (2) or (3); provided, that the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to clauses (2), (3) and (4) of this clause (a) shall not exceed $20,000,000,

(b) the Issuer’s incurrence or the incurrence by any Guarantor of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this clause (b) (including any Refinancing Indebtedness in respect thereof of up to $25,000,000;

(c) the Issuer’s incurrence or the incurrence by any Subsidiary of Indebtedness pursuant to the Credit Facilities in an aggregate amount incurred and outstanding at any time pursuant to this clause (c) (including any Refinancing Indebtedness in respect thereof) of up to $1,225,000,000, with letters of credit being deemed to have a principal amount equal to the full amount thereof, minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to clause (b) of the third paragraph of Section 4.12 hereof or (2) assumed by a transferee in an Asset Sale;

(d) the incurrence by any Foreign Subsidiary in an aggregate amount incurred and outstanding at any time pursuant to this clause (d) (including any Refinancing Indebtedness in respect thereof) of up to $20,000,000; and

(e) Existing Indebtedness and the incurrence by the Issuer or any Subsidiary of the Issuer of any Refinancing Indebtedness in respect thereof.

For purposes of determining compliance with this Section 4.7:

(i) Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of the Issuer’s Subsidiaries (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with the Issuer or one of the Issuer’s Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of the Issuer’s Subsidiaries or is merged with or into or consolidated with the Issuer or one of the Issuer’s Subsidiaries as applicable.

(ii) Notwithstanding any other provision of this Section 4.7, but only to avoid duplication, a guarantee of the Issuer’s Indebtedness or of the Indebtedness of a Subsidiary incurred in accordance with the terms of this Indenture will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence the Issuer may designate (and later redesignate) in the Issuer’s sole discretion pursuant to which provision of this Section 4.7 or the definition of “Permitted Indebtedness” any Indebtedness is being incurred and the Issuer may subdivide an amount of Indebtedness and designate (and later redesignate) more than one such provision pursuant to which such amount of Indebtedness is being incurred and such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this Section 4.7 or the definition of “Permitted Indebtedness.” Accrual of interest or dividends on Disqualified Capital Stock, the accretion of accreted value, the payment of interest or dividends on Disqualified Capital Stock paid in kind, changes in obligations in respect of Hedging Obligations, and any increase as a result of currency fluctuations will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.7.

(iii) For the avoidance of doubt, outstanding Indebtedness shall be determined without duplication of Refinancing Indebtedness in respect thereof.

(iv) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(v) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.8. LIMITATION ON LIENS. The Issuer shall not and the Guarantors shall not, and neither the Issuer nor the Guarantors shall permit any of the Issuer’s Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the Issue Date or upon any income or profits therefrom securing any of the Issuer’s Indebtedness or any Indebtedness of any Guarantor, unless the Issuer provides, and cause the Issuer’s Subsidiaries to provide, concurrently therewith, that the Notes and the applicable Guarantees are equally and ratably so secured for so long as such other Indebtedness is secured by such Lien; provided that if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be contractually subordinate and junior to the Lien securing the Notes (and any related applicable Guarantees) with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes (and any related applicable Guarantees).

Section 4.9. LIMITATION ON RESTRICTED PAYMENTS. The Issuer shall not, and shall not permit any of the Issuer’s Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis:

(1) a Default or an Event of Default shall have occurred and be continuing;

(2) the Issuer is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in Section 4.7; or

(3) the aggregate amount of all Restricted Payments made by the Issuer and the Issuer’s Subsidiaries, including after giving effect to such proposed Restricted Payment on and after the Issue Date, would exceed, without duplication, the sum of:

(a) 50% of the Issuer’s aggregate Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter in which the Issue Date occurs to and including the last day of the most recent fiscal period for which internal financial statements are available (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

(b) the aggregate Net Cash Proceeds received by the Issuer from a Capital Contribution or from the sale of the Issuer’s Equity Interests (other than Disqualified Capital Stock) or of debt securities of the Issuer that have been converted into or exchanged for Capital Stock of the Issuer (other than (i) to one of the Issuer’s Subsidiaries, (ii) the Net Cash Proceeds received by the Issuer from a Capital Contribution or from the sale of the Issuer’s Equity Interests in connection with the Merger and Related Financing Transactions, (iii) to the extent applied in connection with a Qualified Exchange, (iv) Excluded Contributions, or (v) used to make Restricted Payments pursuant to clause (a)(ii)(A) of the following paragraph, or, to avoid duplication, otherwise given credit for in any provision of the following paragraph), after the Issue Date, plus

(c) 100% of the aggregate amount received in cash, less the cost of disposition, by means of:

(i) the sale or other disposition (other than to the Issuer or a Subsidiary) of Restricted Investments made by the Issuer or its Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Subsidiary pursuant to paragraph (i) of the following paragraph of this Section 4.9 or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(d) in the case of the redesignation of an Unrestricted Subsidiary as a Subsidiary after the Issue Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Subsidiary, not to exceed the amount of Investments previously made by the Issuer or any Subsidiary in such Person through the designation of such Person as an Unrestricted Subsidiary, or to the extent such Investment constituted a Permitted Investment.

The foregoing clauses (1), (2) and (3) of the first paragraph of this Section 4.9, however, will not prohibit:

(a) (i) other Restricted Payments pursuant to this clause (a)(i) in an aggregate amount not to exceed $10,000,000, and (ii) so long as no Default or Event of Default shall have occurred and be continuing, payments of cash dividends to any Parent Entity for repurchases of Equity Interests, or regardless of whether a Default or Event of Default shall have occurred and be continuing, Restricted Payments in the form of repurchase of Equity Interest in exchange for subordinated Indebtedness described in clause (13) of the definition of “Permitted Indebtedness,” in each case, from the Issuer’s employees, distributors or directors (or their heirs or estates) or employees or directors (or their heirs or estates) of, any Parent Entity or any Subsidiary of the Issuer upon the death, disability, retirement or termination of employment, provided such repurchases are made with the proceeds of such dividends within ten Business Days of the payment of such dividends, provided, further, that, the aggregate amount of such repurchases (x) in any calendar year does not exceed $5,000,000, with unused amounts in any calendar year being carried over to the immediately succeeding calendar year and (y) the aggregate amount of such repurchases after the Issue Date shall not exceed $25,000,000 in the aggregate; provided, still further, that such amounts specified above relating to calendar and aggregate limits may be increased by an amount equal to

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Capital Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any Parent Entity, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any Parent Entity that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests are not Excluded Contributions and have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the first paragraph of this Section 4.9; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or any Subsidiary after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (a)(ii);

(b) so long as no Default or Event of Default shall have occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock issued after the Issue Date in accordance with Section 4.7 to the extent such dividends are included in the definition of “Consolidated Fixed Charges”;

(c) the repurchase, redemption or other acquisition or retirement for value of Indebtedness that is contractually subordinated to the Notes or any Guarantee (i) with Excess Proceeds to the extent such Excess Proceeds are permitted to be used for general corporate purposes under Section 4.12 or (ii) with, after the completion of a Change in Control Offer pursuant to the terms of Section 4.13, cash offered to redeem Notes pursuant to such Change of Control Offer less any cash paid to Holders of the Notes pursuant to such Change in Control Offer;

(d) the declaration and payment of any dividend, distribution or other payments by any of the Issuer’s Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests;

(e) a Qualified Exchange;

(f) the payment of any dividend on shares of Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions;

(g) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price thereof;

(h) payments to a Parent Entity (or a subsidiary of a Parent Entity), pursuant to this clause (h), (1) to enable the Parent Entity to pay Federal, state or local tax liabilities (any such payments to a Parent Entity, a “Tax Payment”), not to exceed the amount of any tax liabilities that would be otherwise payable by the Issuer and its United States subsidiaries to the appropriate taxing authorities to the extent that the Parent Entity has an obligation to pay such tax liabilities relating to the operations, assets, or capital of the Issuer or its United States subsidiaries; provided that (x) notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by the

Issuer and any of its United States subsidiaries in respect of their consolidated Federal income tax liability, or consolidated, combined, unitary or group, state or local income tax liability, such payment shall be determined assuming that the Issuer is the parent company of an affiliated group (the “Company Affiliated Group”) filing a consolidated Federal income tax return or consolidated, combined, unitary, or group, state or local income tax return, and that the Parent Entity and each such United States subsidiary is a member of the Issuer Affiliated Group and (y) any Tax Payments shall either be used by the Parent Entity to pay such tax liabilities within 90 days of the Parent Entity’s (or a subsidiary of a Parent Entity) receipt of such payment or refunded to the payee, (2) in an aggregate amount not to exceed $1,000,000 during any calendar year, in each case in order to pay legal and accounting expenses, payroll and other compensation expenses in the ordinary course of business, and filing and listing fees and other corporate overhead expenses in the ordinary course of business, and (3) in order to pay the fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity of such Parent Entity. For purposes of this clause (h), “tax liabilities” shall include any penalties and interest related to a tax liability;

(i) payments of cash, or dividends, distributions or advances to any Parent Entity to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of any Parent Entity, up to an aggregate amount pursuant to this clause (i) not to exceed $1,000,000;

(j) Restricted Payments that are made with Excluded Contributions; and

(k) any Restricted Payment made in connection with the Merger and the Related Financing Transactions and the fees and expenses related thereto.

The full amount of any Restricted Payment made pursuant to the foregoing clauses (b), (c) and (d) (but not pursuant to clause (a), (e), (f), (g), (h), (i), (j), and (k)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph of this Section 4.9.

For purposes of this Section 4.9, the amount of any Restricted Payment made or returned, if other than in cash, shall be the Fair Market Value thereof, as determined in the good faith reasonable judgment of the Issuer’s Board of Directors, unless stated otherwise, at the time made or returned, as applicable.

Section 4.10. LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Issuer shall not and the Guarantors shall not, and neither the Issuer nor the Guarantors shall permit any of the Issuer’s Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of the Issuer’s Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Issuer or any of the Issuer’s Subsidiaries, except:

(1) restrictions imposed by the Notes or this Indenture or by the Issuer’s other Indebtedness (which may also be guaranteed by the Guarantors) ranking senior or pari passu with the Notes or the Guarantees, as applicable, provided that such restrictions are no more restrictive taken as a whole than those imposed by this Indenture and the Notes;

(2) restrictions imposed by applicable law;

(3) existing restrictions on Existing Indebtedness and restrictions that are no more restrictive, taken as a whole, than such existing restrictions, on Refinancing Indebtedness thereof;

(4) restrictions under any Acquired Indebtedness not incurred in violation of this Indenture or any agreement (including any Equity Interest) relating to any property, asset, or business acquired by the Issuer or any of the Issuer’s Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired;

(5) restrictions imposed by Indebtedness incurred under the Credit Facilities or other Senior Indebtedness incurred pursuant to Section 4.7; provided that such restrictions are no more restrictive, taken as a whole, than those imposed by the Credit Facilities;

(6) restrictions with respect solely to any of the Issuer’s Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or any assets of such Subsidiary; provided that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold or, in the case of a sale of all or substantially all of the Equity Interests of a Subsidiary, the cash or Cash Equivalents held by such Subsidiary;

(7) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to Section 4.7; provided that such restrictions relate only to the transfer of the property acquired, constructed, installed or improved with the proceeds of such Purchase Money Indebtedness;

(8) customary provisions with respect to joint venture agreements and other similar agreements;

(9) restrictions contained in Indebtedness incurred under clause (b) under Section 4.7;

(10) restrictions contained in Indebtedness incurred by a Foreign Subsidiary in accordance with Section 4.7; provided that such restrictions relate only to one or more Foreign Subsidiaries;

(11) [RESERVED];

(12) customary restrictions on deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) customary provisions contained in leases, licenses or similar agreements, including those with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(14) customary restrictions contained in any Hedging Obligation that is Permitted Indebtedness; and

(15) in connection with and pursuant to permitted refinancings, amendments, modifications, restatements, renewals, increases, supplements, refundings or replacements of restrictions imposed pursuant to clauses (1), (3), (4), (7), (14) or this clause (15) of this paragraph that are not more restrictive taken as a whole than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced.

Notwithstanding the foregoing, (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice shall not be prohibited by the foregoing and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of this Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

Section 4.11. LIMITATION ON TRANSACTIONS WITH AFFILIATES. Neither the Issuer nor any of the Issuer’s Subsidiaries shall be permitted on or after the Issue Date to enter into or amend any contract, agreement, arrangement or transaction with any Affiliate (an “Affiliate Transaction”), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions), (1) unless it is determined that the terms of such Affiliate Transactions are fair and reasonable to the Issuer, and no less favorable to the Issuer than could have been obtained in an arm’s length transaction with a non-Affiliate, and (2) if involving consideration to either party in excess of $10,000,000, unless such Affiliate Transaction(s) has been approved by a majority of the members of the Issuer’s Board of Directors (including a majority of members of the Issuer’s Board of Directors that are disinterested in such transaction, if there are any directors who are so disinterested), and (3) if involving consideration to either party in excess of $20,000,000, unless, in addition the Issuer, prior to the consummation thereof, obtain a written favorable opinion, which opinion can be subject to customary qualifications, as to the fairness of such transaction to the Issuer from a financial point of view from an independent investment banking firm of national reputation in the United States or an appraisal or valuation firm of national reputation in the United States. Within 10 days of any Affiliate Transaction(s) involving consideration to either party of $10,000,000 or more (other than Exempted Affiliate Transactions), the Issuer shall deliver to the Trustee an Officer’s Certificate addressed to the Trustee certifying that such Affiliate Transaction(s) were made in compliance with this Indenture and a copy of the board resolutions and opinion as to the fairness of such transaction, as applicable.

Section 4.12. LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK. The Issuer shall not and the Guarantors shall not, and neither the Issuer nor the Guarantors shall permit any of the Issuer’s Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of one of the Issuer’s Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of the Issuer’s Subsidiaries, whether by the Issuer or one of the Issuer’s Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of the Issuer’s Subsidiaries and including any sale and leaseback transaction, other than in any such case to the Issuer or another Subsidiary and other than sales of Disqualified Capital Stock in compliance with Section 4.7 (any of the foregoing, an “Asset Sale”), unless:

(1) at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash, Cash Equivalents, Related Business Assets or a combination thereof;

(2) with respect to any Asset Sale or related series of Asset Sales involving a conveyance, sale, transfer, assignment or other disposition of securities, property or assets with an aggregate Fair Market Value in excess of $10,000,000, senior management determines in good faith that the Issuer shall receive or such Subsidiary shall receive, as applicable, Fair Market Value for such Asset Sale; and

(3) with respect to any Asset Sale or related series of Asset Sales involving a conveyance, sale, transfer, assignment or other disposition of securities, property or assets with an aggregate Fair Market Value in excess of $15,000,000, the Issuer’s Board of Directors determines in good faith that the Issuer receive or such Subsidiary receives, as applicable, Fair Market Value for such Asset Sale.

For purposes of clause (1) above of this Section 4.12, the following shall be deemed cash consideration: (x) Senior Indebtedness or balance sheet liabilities (other than contingent liabilities) assumed by a transferee in connection with such Asset Sale; provided that the Issuer is and the Issuer’s Subsidiaries are fully released from obligations in connection therewith; (y) property that within 135 days of such Asset Sale is converted into cash or Cash Equivalents; and (z) any non-cash consideration received by the Issuer or such Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other non-cash consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed $25,000,000, with the Fair Market Value of each item of non-cash consideration being measured at the time received and without giving effect to subsequent changes in value; provided that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

Within 365 days following such Asset Sale, the Net Cash Proceeds therefrom (the “Asset Sale Amount”) may be:

(a) invested in Related Business Assets, used to make Restricted Investments that are not prohibited by Section 4.9;

(b) used to retire Senior Indebtedness or Indebtedness of the Issuer’s Foreign Subsidiaries; provided that if such Senior Indebtedness is Indebtedness under the Credit Facilities, the Issuer will permanently reduce the amount of such Indebtedness that is permitted to be incurred pursuant to clause (c) of Section 4.7, provided that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount;

(c) applied to the optional redemption of the Notes in accordance with the terms of this Indenture and to the optional redemption of other Indebtedness pari passu with the Notes with similar provisions requiring the Issuer to repurchase such Indebtedness with the proceeds from such Asset Sale, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding; or

(d) applied in any combination of the foregoing.

Pending the final application of any Net Cash Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by this Indenture.

The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in the preceding paragraph shall constitute Excess Proceeds. Within 30 days after the date that the amount of Excess Proceeds exceeds $25,000,000, the Issuer shall apply an amount equal to the Excess Proceeds (rounded down to the nearest $1,000) (the “Asset Sale Offer Amount”) by making an offer to repurchase the Notes and such other pari passu Indebtedness with similar provisions requiring the Issuer to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding (the “Asset Sale Offer”). The Issuer will offer to purchase the Notes in the Asset Sale Offer at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) of the Notes (the “Asset

Sale Offer Price”), together with accrued and unpaid interest (and Liquidated Damages, if any) to the date of payment. Each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the “Asset Sale Offer Period”).

Upon expiration of the Asset Sale Offer Period, the Issuer shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest (and Liquidated Damages) if any, to the purchase of all Indebtedness properly tendered in accordance with the provisions hereof (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price, together with accrued and unpaid interest (and Liquidated Damages, if any) to the date of payment, in the case of any Notes that have been tendered, and the price required by the terms of any such other pari passu Indebtedness with similar provisions requiring the Issuer to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale. To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Issuer may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by this Indenture and following the consummation of each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.

Notwithstanding, and without complying with, the provisions of this Section 4.12:

(1) the Issuer may and the Issuer’s Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business;

(2) the Issuer may and the Issuer’s Subsidiaries may liquidate Cash Equivalents;

(3) the Issuer may and the Issuer’s Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with Section 5.1;

(4) the Issuer may and the Issuer’s Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the Issuer’s business or the business of such Subsidiary, as applicable;

(5) the Issuer may and the Issuer’s Subsidiaries may surrender or waive contract rights or settle, release or surrender contract, tort or other litigation claims in the ordinary course of business;

(6) the Issuer may and the Issuer’s Subsidiaries may grant Liens (and permit foreclosure thereon) not prohibited by this Indenture;

(7) the Issuer may and the Issuer’s Subsidiaries may sell or grant licenses to use the Issuer’s or any Subsidiary’s intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(8) the Issuer may and the Issuer’s Subsidiaries may sell assets received by the Issuer or any Subsidiary upon the foreclosure on a Lien;

(9) the Issuer may and the Issuer’s Subsidiaries may sell or exchange equipment in connection with the purchase or other acquisition of other equipment;

(10) the Issuer may and the Issuer’s Subsidiaries may dispose any Capital Stock or other ownership interest in or assets or rights of an Unrestricted Subsidiary;

(11) the Issuer may and the Issuer’s Subsidiaries may make conveyances, sales, assignments or other dispositions that constitute Permitted Investments (excluding clauses (1), (2) and (3) in the definition thereof) and Restricted Payments not prohibited by Section 4.9;

(12) the Issuer may, and the Issuer’s Subsidiaries may, in one or a series of related transactions, sell or dispose of assets for which the Issuer or the Issuer’s Subsidiaries receive aggregate consideration of less than $10,000,000;

(13) a Subsidiary of the Issuer may dispose of property or assets to the Issuer and the Issuer or a Wholly-Owned Subsidiary of the Issuer may dispose of property or assets to another Wholly-Owned Subsidiary of the Issuer;

(14) the Issuer and its Subsidiaries may to the extent allowable under Section 1031 of the Code or any comparable or successor provision, engage in any exchange of like property (excluding any boot thereon) for use in a Related Business;

(15) the Issuer and its Subsidiaries may lease, assign or sub-lease any real or personal property in the ordinary course of business;

(16) foreclosures, condemnation or any similar action on assets shall not be subject to this Section 4.12;

(17) the Issuer and its Subsidiaries may sell or discount inventory, accounts receivable or notes receivable in the ordinary course of business or convert accounts receivable to notes receivable in the ordinary course of business;

(18) the Issuer and its Subsidiaries may unwind any Hedging Obligation; and

(19) the Issuer and its Subsidiaries may sell or otherwise dispose of property or assets described in Schedule 9.4 of the credit facility described in clause (1) of the definition of Credit Facility.

All Net Cash Proceeds in excess of $10,000,000 from an Event of Loss shall be reinvested or used as otherwise provided above in clauses (a) or (b) or the first paragraph of this Section 4.12.

Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, the Issuer’s compliance or the compliance of any of the Issuer’s Subsidiaries with such laws and regulations shall not in and of itself cause a breach of the Issuer’s obligations under this Section 4.12.

If the payment date in connection with an Asset Sale Offer hereunder is on or after the Record Date for an Interest Payment Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a note is registered at the close of business on such Record Date.

Section 4.13. REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL. In the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder’s option, pursuant to an offer (subject only to conditions required by applicable law, if any) by the Issuer (the “Change of Control Offer”), to require the Issuer to repurchase all or any part of such Holder’s Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof; provided, however, that the principal amount of PIK Notes in definitive form must be $1.00 or an integral multiple thereof) on a date (the “Change of Control Purchase Date”) that is no later than 60 calendar days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the “Change of Control Purchase Price”), together with accrued and unpaid interest (and Liquidated Damages, if any), to the Change of Control Purchase Date.

The Change of Control Offer shall be made within 30 calendar days following a Change of Control and shall remain open for 20 Business Days following its commencement, or such other period as may be required by applicable law (the “Change of Control Offer Period”). Upon expiration of the Change of Control Offer Period, the Issuer shall purchase all Notes properly tendered in response to the Change of Control Offer.

Notwithstanding the foregoing, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer, including any requirements to repay in full all Indebtedness under the Credit Facilities, any of the Issuer’s other Senior Indebtedness or Senior Indebtedness of any Guarantor or obtain the consents of such lenders to such Change of Control Offer as set forth in the following paragraph, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described above in Section 3.7.

Prior to the commencement of a Change of Control Offer, but in any event within 60 days following any Change of Control, the Issuer will:

(1) (a) repay in full in cash and terminate all commitments under Indebtedness under the Credit Facilities and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or (b) offer to repay in full and terminate all commitments under all Indebtedness under the Credit Facilities and all such other Senior Indebtedness and repay the Indebtedness owed to each lender which has accepted such offer in full; or

(2) obtain the requisite consents under the Credit Facilities and all such other Senior Indebtedness to permit the repurchase of the Notes as provided herein.

The Issuer’s failure to comply with the preceding sentence shall constitute an Event of Default described in Section 6.1(c).

On or before the Change of Control Purchase Date, the Issuer will:

(1) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest (and Liquidated Damages, if any) to the Change of Control Purchase Date) of all Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate listing the Notes or portions thereof being purchased by the Issuer.

The Issuer will promptly pay or cause to be paid to the Holders of the Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest (and Liquidated Damages, if any) to the Change of Control Purchase Date) and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.13, the Issuer’s compliance or compliance by any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of their obligations under this Section 4.13.

If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a note is registered at the close of business on such Record Date.

Section 4.14. SUBSIDIARY GUARANTORS. (a) The Issuer shall cause all of the Issuer’s present and future Subsidiaries that guarantee the obligations of the Issuer or any Subsidiary (other than solely obligations of one or more Foreign Subsidiaries) under the Credit Facilities, to jointly and severally guaranty all principal, premium, if any, and interest on the Notes on a senior subordinated basis by executing a supplemental indenture, substantially in the form of Exhibit E.

(b) Notwithstanding anything herein to the contrary, if any of the Issuer’s Subsidiaries (including Foreign Subsidiaries) that is not a Guarantor guarantees any of the Issuer’s other Indebtedness or any other Indebtedness of the Guarantors, or the Issuer or any of the Issuer’s Subsidiaries, individually or collectively, pledges more than 66% of the Voting Equity Interests of a Subsidiary (including Foreign Subsidiaries) that is not a Guarantor to a lender to secure the Issuer’s Indebtedness or any Indebtedness of any Guarantor, then such Subsidiary must become a Guarantor by executing a supplemental indenture, substantially in the form of Exhibit E.

Section 4.15. [RESERVED].

Section 4.16. MAINTENANCE OF PROPERTIES AND INSURANCE. The Issuer and the Guarantors shall cause all material properties used or useful to the conduct of their business and the business of each of their Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in their reasonable judgment may be necessary, so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 4.16 shall prevent the Issuer or any Guarantor from discontinuing any operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is (a) (i) in the judgment of the Board of Directors of the Issuer, desirable in the conduct of the business of such entity and (ii) would not have a material adverse effect on the ability of the Issuer and the Guarantors to satisfy their obligations under the Notes, the Guarantees and this Indenture, and, to the extent applicable, (b) as otherwise permitted under Section 4.12.

The Issuer and Guarantors shall provide, or cause to be provided, for themselves and each of their Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the reasonable, good faith opinion of the Board of Directors of the Issuer is adequate and appropriate for the conduct of the business of the Issuer, the Guarantors and such Subsidiaries.

Section 4.17. CORPORATE EXISTENCE. Subject to Article V hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Issuer and its Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and that the loss thereof would not have a material adverse effect on the ability of the Issuer to satisfy its obligations under the Notes and this Indenture.

Section 4.18. LIMITATION ON LAYERING INDEBTEDNESS. The Issuer shall not and the Guarantors shall not, directly or indirectly, incur, or suffer to exist any Indebtedness that is contractually subordinate in right of payment to any of the Issuer’s other Indebtedness or any other Indebtedness of a Guarantor unless, by its terms, such Indebtedness is contractually subordinate in right of payment to, or ranks pari passu with, the Notes or the Guarantee, as applicable.

Notwithstanding anything in this Indenture to the contrary, including, Sections 4.7 and 4.8, the Issuer shall not and the Guarantors shall not, directly or indirectly, incur, or suffer to exist (a) any Indebtedness that is secured by any Liens that have any form of subordinated lien priority with respect to the Liens securing any other Indebtedness of the Issuer or any of the Guarantors, or (b) any Indebtedness secured by a common Lien with other Indebtedness, subject to a payment waterfall or similar arrangement whereby one item of Indebtedness has priority over the other in its right to receive proceeds of collateral covered by such common Lien, in each case, other than:

(1) Indebtedness incurred under the Credit Facilities pursuant to Section 4.7 clause (c) may be secured by Liens with respect to assets (the “Purchase Money Debt Common Collateral”) which also secure Purchase Money Indebtedness incurred pursuant to Section 4.7 clause (a) and the Liens securing the Credit Facilities may have a subordinate priority with respect to the Purchase Money Debt Common Collateral to the Liens securing such Purchase Money Indebtedness; and

(2) if any of the Indebtedness incurred under the Credit Facilities pursuant to Section 4.7 clause (c) is incurred pursuant to an asset based-revolving loan facility (the “ABL Facility”) that makes credit available based on the value of the obligors’ current assets that are collateral for such facility (the “ABL Common Collateral”) and at the same time Indebtedness is incurred under the Credit Facilities pursuant to Section 4.7 clause (c) in the form of one or more term loans (the “Term Loans”), the Liens securing the Term Loans may have a subordinate priority, consistent with customary practice, with respect to any of the ABL Common Collateral, to the Liens securing the ABL Facility, and the Liens securing the ABL Facility may have a subordinate priority, consistent with customary practice, with respect to any of the assets securing the Term Loans, to the Liens securing the Term Loans.

Section 4.19. SUSPENSION OF COVENANTS. During any period of time that (a) the Notes have Investment Grade Ratings from both Rating Agencies and (b) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Issuer’s Subsidiaries will not be subject to Section 4.7, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.14 and Section 4.18 and clause (3) of Section 5.1 (collectively, the “Suspended Covenant”). In the event that the Issuer and the Issuer’s Subsidiaries are not subject to the Suspended Covenant under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (x) withdraw their Investment Grade Rating or downgrade the rating assigned to such series of Notes below an Investment Grade Rating and/or (y) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to such series of Notes below an Investment Grade Rating, then the Issuer and the Issuer’s Subsidiaries will thereafter again be subject to the Suspended Covenant under this Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (y) of this paragraph. Notwithstanding any provision in this Indenture to the contrary during the period when a Suspended Covenant is in effect (a “Suspension Period”), (A) the amount of Excess Proceeds from Asset Sales shall be reset to zero and (B) no action taken or omitted to be taken by the Issuer or any Subsidiary prior to the Reversion Date will give rise to a Default or Event of Default, provided that (A) with respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made will be calculated as though the limitations contained in Section 4.9 had been in effect prior to, but not during such Suspension Period and (B) all Indebtedness incurred, or Disqualified Capital Stock issued, during such Suspension Period will be deemed to have been incurred or issued pursuant to Section 4.7(e).

ARTICLE V

SUCCESSORS

Section 5.1. MERGER, CONSOLIDATION OR SALE OF ASSETS. Except for the Merger, the Issuer shall not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of the Issuer’s assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons or adopt a plan of liquidation, unless:

(1) either (a) the Issuer is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation, is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the Issuer’s obligations in connection with the Notes and this Indenture;

(2) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

(3) unless such transaction is solely the merger of the Issuer and one of the Issuer’s previously existing Wholly Owned Subsidiaries which is also a Guarantor for the purpose of reincorporation into another jurisdiction, which transaction is not for the purpose of evading the restrictions imposed by this Indenture, immediately after giving effect to such transaction on a pro forma basis, either (a) the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in Section 4.7 or (b) so long as the Debt Incurrence Ratio prior to such transaction is greater than 1.25 to 1.0, the Debt Incurrence Ratio for the resulting, surviving or transferee entity would be greater than such ratio for the Issuer and its Subsidiaries immediately prior to such transaction; and

(4) each Guarantor (unless it is the other party to the transactions described above, in which case Section 5.1(1)(b) shall apply) shall have, by amendment to its Guarantee set forth in this Indenture, if necessary confirmed in writing that its Guarantee shall apply to the obligations of the Issuer or the surviving entity in accordance with the Notes and this Indenture.

Notwithstanding clauses (2) and (3) of this Section 5.1, (a) any Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and (b) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Subsidiaries is not increased thereby.

Section 5.2. SUCCESSOR CORPORATION SUBSTITUTED. Upon any consolidation or merger or any transfer of all or substantially all of the Issuer’s assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Issuer is merged or to which such transfer is made shall succeed to and (except in the case of a lease or any transfer of all or substantially all of the Issuer’s assets) be substituted for, and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such successor corporation had been named therein as the Issuer, and (except in the case of a lease or any transfer of all or substantially all of the Issuer’s assets) the Issuer shall be released from the obligations under the Notes and this Indenture except with respect to any obligations that arise from, or are related to, such transaction.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Issuer’s interest in which constitutes all or substantially all of the Issuer’s properties and assets, shall be deemed to be the transfer of all or substantially all of the Issuer’s properties and assets.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.1. EVENTS OF DEFAULT.

“Event of Default,” wherever used herein, means any one of the following events:

(a) the Issuer’s failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(b) the Issuer’s failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable;

(c) the Issuer’s failure or the failure by any of the Issuer’s Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or this Indenture and, except for the provisions under Section 3.8, Section 4.13, and Section 5.1 hereof, the continuance of such failure for a period of 30 days after written notice is given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding (provided that, if applicable, failure by the Issuer or any Guarantor to comply with the provisions of Section 314(a) of the TIA will not in itself be deemed a Default or an Event of Default under this Indenture);

(d) a default in the Issuer’s Indebtedness or the Indebtedness any of the Issuer’s Subsidiaries with an aggregate amount outstanding in excess of $25,000,000 (i) resulting from the failure to pay principal at maturity or (ii) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity;

(e) final unsatisfied judgments not covered by insurance aggregating in excess of $25,000,000, at any one time rendered against the Issuer or any of the Issuer’s Subsidiaries and not paid, stayed, bonded or discharged within 60 days after such judgments become final;

(f) any Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and this Indenture) or any Guarantor denies or disaffirms its Obligations under its Guarantee;

(g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Issuer or any Significant Subsidiary in an involuntary case under any applicable Bankruptcy Law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, Custodian, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(h) the Issuer or any Significant Subsidiary (A) commences a voluntary case under any applicable Bankruptcy Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, Custodian, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors. If a Default occurs and is continuing, the Trustee must, within 90 days after the receipt of notice of such Default, give to the Holders notice of such Default.

Section 6.2. ACCELERATION. (a) If an Event of Default occurs and is continuing (other than an Event of Default specified in Sections 6.1 (g) or (h) hereof relating to the Issuer or any of the Issuer’s Significant Subsidiaries,) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Issuer (and to the Trustee if given by Holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and accrued interest (and Liquidated Damages, if any) thereon to be due and payable immediately; provided, however, that if any Senior Indebtedness is outstanding pursuant to the Credit Facilities, upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of (x) the fifth Business Day after sending the Issuer and the representative under the Credit Facilities such written notice, unless such Event of Default is cured or waived prior to such date and (y) the date of acceleration of any Senior Indebtedness under the Credit Facilities. In the event a declaration of acceleration resulting from an Event of Default described in Section 6.1(d) hereof has occurred and is continuing, such declaration of acceleration shall be automatically annulled if (i) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged, (ii) such default is cured, (iii)

such default is waived or (iv) the Holders of the Indebtedness which is the subject of such default have rescinded their declaration of acceleration in respect of such Indebtedness within 30 days thereof and, with respect to clauses (iii) or (iv), the Trustee has received written notice of such waiver or rescission within 30 days of the declaration of such acceleration in respect of such Indebtedness. If an Event of Default specified in Sections 6.1(g) and (h) hereof, relating to the Issuer or any of the Issuer’s Significant Subsidiaries occurs, all principal and accrued interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes which have become due solely by such acceleration, have been cured or waived.

(b) Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default, except a Default in the payment of principal of or interest on any Note not yet cured or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of this Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

(c) The Holders of a majority in aggregate principal amount of the then outstanding Notes, by written notice to the Trustee, may, on behalf of all of the Holders, rescind an acceleration or waive any existing Default or Event of Default and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, premium or Liquidated Damages, if any, that has become due solely because of the acceleration have been cured or waived).

(d) Notwithstanding clause (c) of this Section 6.2, no waiver shall be effective against any Holder for any Event of Default or event which with notice or lapse of time or both would be an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected thereby, unless all such affected Holders agree, in writing, to waive such Event of Default or other event. No such waiver shall cure or waive any subsequent default or impair any right consequent thereon.

Section 6.3. OTHER REMEDIES. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, Liquidated Damages, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.4. WAIVER OF PAST DEFAULTS. Subject to Section 6.7 hereof, the Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuer and to the Trustee, may, on behalf of all Holders, waive any existing or past Default or Event of Default hereunder and its consequences under this Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, and Liquidated Damages, if any, or interest on the Notes

(including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related Payment Default that resulted from such acceleration.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right arising therefrom.

Section 6.5. CONTROL BY MAJORITY. Subject to the provisions of this Indenture and applicable law, Holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines in good faith may be unduly prejudicial to the rights of other Holders of Notes not joining in the giving of such direction or that may involve the Trustee in personal liability and the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from Holders of the Notes.

Section 6.6. LIMITATION ON SUITS. A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.7. RIGHTS OF HOLDERS OF NOTES TO RECEIVE PAYMENT. Notwithstanding any other provision of this Indenture, except as permitted by Section 9.2, the right of any Holder of a Note to receive payment of the principal of, premium and Liquidated Damages, if any, and interest on the Note, on or after the respective due dates expressed in the Note or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.8. COLLECTION SUIT BY TRUSTEE. If an Event of Default specified in Section 6.1(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Liquidated Damages, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.9. TRUSTEE MAY FILE PROOFS OF CLAIM. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however that the Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and may be a member of the creditor’s committee.

Section 6.10. PRIORITIES. If the Trustee collects any money pursuant to this Article VI, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.7, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection (including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel);

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal and Liquidated Damages, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Liquidated Damages, if any, and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a Record Date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11. UNDERTAKING FOR COSTS. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.1. DUTIES OF TRUSTEE. (a) If an Event of Default of which the Trustee has knowledge has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default of which the Trustee has knowledge:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by an Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Sections 7.1 and 7.2.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.2. RIGHTS OF TRUSTEE. (a) In connection with the Trustee’s rights and duties under this Indenture, the Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting under this Indenture, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) Except with respect to Section 4.1, the Trustee shall have no duty to inquire as to the performance of the Issuer’s covenants in Article IV hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.1(a), 6.1(b) and 4.1 hereof or (ii) any Default or Event of Default of which the Trustee shall have received written notification in the manner set forth in this Indenture or an officer in the corporate trust administration of the Trustee shall have obtained actual knowledge. Delivery of reports, information and documents to the Trustee under Section 4.3 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s or any Guarantor’s, as applicable, compliance with any of their covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

(h) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit.

Section 7.3. INDIVIDUAL RIGHTS OF TRUSTEE. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.4. TRUSTEE’S DISCLAIMER. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.5. NOTICE OF DEFAULTS. If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice in the manner and to the extent provided by Section 313(c) of the TIA of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, Liquidated Damages, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.6. REPORTS BY TRUSTEE TO HOLDERS OF THE NOTES. Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed by the Trustee to the Issuer and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.7. COMPENSATION AND INDEMNITY. The Issuer shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer shall indemnify the Trustee against any and all losses, liabilities or expenses (including reasonable attorneys’ fees) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.7) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, bad faith or willful misconduct. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer under this Section 7.7 shall survive the satisfaction and discharge of this Indenture.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Sections 6.1(g) or 6.1(h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.8. REPLACEMENT OF TRUSTEE. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this

Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

Section 7.9. SUCCESSOR TRUSTEE BY MERGER, ETC. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10. ELIGIBILITY; DISQUALIFICATION. There shall at all times be a Trustee hereunder that is a corporation or trust company (or a member of a bank holding company) organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has (or the bank holding company of which it is a member has) a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11. PREFERENTIAL COLLECTION OF CLAIMS AGAINST ISSUER. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE AND SATISFACTION AND DISCHARGE

Section 8.1. OPTION TO EFFECT LEGAL DEFEASANCE OR COVENANT DEFEASANCE. The Issuer may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.2 or 8.3 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.2. LEGAL DEFEASANCE AND DISCHARGE. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, each of the Issuer and the Guarantors, as applicable, shall, subject to the satisfaction of the applicable conditions set forth in Section 8.4, be deemed to have been discharged from its obligations with respect to all outstanding Notes and Guarantees, as applicable, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all their other obligations under such Notes, such Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.4 hereof, and as more fully set forth in Section 8.4, payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due, (b) the Issuer’s obligations with respect to such Notes under Article II and Section 4.2, (c) the rights, powers, duties and immunities of the Trustee hereunder and the Issuer’s obligations in connection therewith and (d) this Article VIII. Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

Section 8.3. COVENANT DEFEASANCE. Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.3, subject to the satisfaction of the applicable conditions set forth in Section 8.4, the Issuer and the Guarantors shall be released from their respective obligations under Sections 4.3, 4.4, 4.5, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.19 and clause (3) of Section 5.1 and the Guarantors shall be released from their obligations under Section 10.3(b), in each case on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes and the Guarantees shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.3, subject to the satisfaction of the applicable conditions set forth in Section 8.4 hereof, (x) Sections 6.1(c) through 6.1(g) shall not constitute Events of Default and (y) Sections 6.1(g) and 6.1(h) hereof shall not constitute an Event of Default to the extent they occur after the 91st day following the occurrence of the Issuer’s exercise of Covenant Defeasance; provided, however that for all other purposes as set forth herein, such Covenant Defeasance provisions shall be effective.

Section 8.4. CONDITIONS TO LEGAL OR COVENANT DEFEASANCE. The following shall be the conditions to the application of either Section 8.2 or 8.3 to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States legal tender, U.S. Government Obligations, or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants which opinion can be subject to customary qualifications, to pay the principal of, premium, if any, and Liquidated Damages, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected exclusive security interest in such trust;

(b) in the case of an election under Section 8.2, the Issuer must deliver to the Trustee an Opinion of Counsel which opinion can be subject to customary qualifications reasonably acceptable to the Trustee confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.3, the Issuer must deliver to the Trustee an Opinion of Counsel which opinion can be subject to customary qualifications reasonably acceptable to the Trustee confirming that Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of the deposit and, in the case of an election under Section 8.2, no Event of Default specified in Section 6.1(g) or (h) hereof may occur at any time from the date of the deposit to the 91st calendar day thereafter;

(e) the Defeasance may not result in a breach or violation of, or constitute a Default under this Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(f) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent to hinder, delay or defraud any other of the Issuer’s creditors; and

(g) the Issuer must deliver to the Trustee an Officers’ Certificate confirming the satisfaction of the conditions in clauses (a) through (f) above, and an Opinion of Counsel, confirming the satisfaction of the conditions in clauses (a) (with respect to the validity and perfection of the security interest), (b), (c) and (e).

If the amount deposited with the Trustee to effect a Defeasance is insufficient to pay the principal of, premium, if any, and interest on the Notes when due, or if any court enters an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the Notes when due, then (so long as the insufficiency exists or the order remains in effect) the Issuer and the Guarantors’ obligations under this Indenture and the Notes will be revived, and the Defeasance will be deemed not to have occurred.

Legal Defeasance and Covenant Defeasance shall be deemed to occur on the day on which all of the applicable conditions set forth in this Section 8.4 are satisfied (which shall not be earlier than the 91st day after the date of the deposit described in Section 8.4(a) in the case of Legal Defeasance).

Section 8.5. DEPOSITED MONEY AND GOVERNMENT SECURITIES TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS. Subject to Section 8.6, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest (and Liquidated Damages, if any), but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof, other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.4 which, in the opinion of a firm of independent public accountants nationally recognized in the United States expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.6. REPAYMENT TO ISSUER. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, Liquidated Damages, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, Liquidated Damages, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.7. REINSTATEMENT. If the Trustee or Paying Agent is unable to apply any United States legal tender or U.S. Government Obligations in accordance with Section 8.2 or 8.3, as the case may be, by reason of any order directing the repayment of the deposited money to the Issuer or otherwise making the deposit unavailable to make payments under the Notes when due, or if any court enters an order avoiding the deposit of money with the Trustee or Paying Agent or otherwise requires the payment of the money so deposited to the Issuer or to a fund for the benefit of its creditors, then (so long as the insufficiency exists or the order remains in effect) the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.3 or 8.4 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.3 or 8.4, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, Liquidated Damages, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 8.8. SATISFACTION AND DISCHARGE. This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes) as to all outstanding Notes when either:

(a) All outstanding Notes, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b) (A) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in

U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(A) the Issuer shall have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be;

(B) such deposit does and will not result in a breach or violation of, or constitute a Default under this Indenture or a default under any other material agreement or instrument to which the Issuer or any of the Issuer’s Subsidiaries are a party or are otherwise bound;

(C) the Issuer shall have paid all other amounts payable by the Issuer under this Indenture;

(D) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with intent to hinder, delay, or defraud any other of the Issuer’s creditors; and

(E) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, which opinion can be subject to customary qualifications, confirming the satisfaction of the conditions in clause (3) above.

Upon satisfaction of the conditions set forth in this Section 8.8 and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of the Indenture and the Notes.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.1. WITHOUT CONSENT OF HOLDERS OF NOTES. Notwithstanding Section 9.2, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or any Guarantee, without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of Definitive Notes or to alter the provisions of Article II hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

(c) to provide for the assumption of the Issuer’s obligations to the Holders of the Notes by a successor to the Issuer pursuant to Article V hereof;

(d) to provide for additional Guarantors as set forth in Section 4.14 or for the release or assumption of a Guarantee in compliance with this Indenture;

(e) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights hereunder of any Holder of the Notes;

(f) to comply with the provisions of the Depositary, Euroclear or Clearstream or the Trustee with respect to the provisions of this Indenture or the Notes relating to transfers and exchanges of Notes or beneficial interests therein;

(g) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(h) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; and

(i) to provide for the issuance of PIK Notes in accordance with the limitations set forth in this Indenture as of the date hereof.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 9.6, the Trustee shall join with the Issuer in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that adversely affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.2. WITH CONSENT OF HOLDERS OF NOTES. Except as expressly stated otherwise in this Section 9.2, and subject to Sections 6.4 and 6.7, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Guarantees, with the consent of the Holders of a majority in aggregate principal amount of the Notes (including, without limitation, the Additional Notes, if any, voting as a single class) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.4 and 6.7, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Subject to Sections 6.4 and 6.7, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer or any Subsidiary with any provision of this Indenture, the Notes or the Guarantees.

However, without the consent of each Holder affected (it being understood that, except as expressly stated otherwise in paragraphs (a) through (e) below, Sections 4.12 and 4.13 may be amended, waived or modified in accordance with the first paragraph of this Section 9.2) an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof at the Issuer’s option, or change the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at the Issuer’s option, on or after the redemption date), or after an Asset Sale or Change of Control has occurred reduce the Change of Control Purchase Price or the Asset Sale Offer Price with respect to the corresponding Asset Sale or Change of Control or alter the provisions (including the defined terms used therein) regarding the Issuer’s right to redeem the Notes at the Issuer’s option in a manner adverse to the Holders;

(b) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in this Indenture; or

(c) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

(d) make any changes in the foregoing clauses (a) through (c) or this clause (d) hereof, in a manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, no amendment to the subordination provisions of this Indenture may adversely affect the rights of any holders of Designated Senior Indebtedness then outstanding without the consent of the holders of such Designated Senior Indebtedness (or any group or representative thereof authorized to give such consent).

In connection with any amendment, supplement or waiver under this Article IX, the Issuer may, but shall not be obligated to, offer to any Holder who consents to such amendment, supplement or waiver, or to all Holders, consideration for such Holder’s consent to such amendment, supplement or waiver.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.6 hereof, the Trustee shall join with the Issuer in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

Section 9.3. COMPLIANCE WITH TRUST INDENTURE ACT. Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.4. REVOCATION AND EFFECT OF CONSENTS. Until an amendment, supplement or waiver becomes effective (as determined by the Issuer and which may be prior to any such amendment, supplement or waiver becoming operative), a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same Indebtedness as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective (as determined by the Issuer), which may be prior to any such amendment, supplement or waiver becoming operative.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be the date so fixed by the Issuer notwithstanding the provisions of the TIA. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date, and only those Persons (or their duly designated proxies), shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any of clauses (a) through (d) of Section 9.2, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal and premium of and interest (and Liquidated Damages, if any) on a Note, on or after the respective dates set for such amounts to become due and payable expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates.

Section 9.5. NOTATION ON OR EXCHANGE OF NOTES. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6. TRUSTEE TO SIGN AMENDMENTS, ETC. The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amended or supplemental Indenture until the Board of Directors approves it. In executing any amended or supplemental Indenture, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive and (subject to Section 7.1) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture is authorized or permitted by this Indenture.

ARTICLE X

GUARANTEES

Section 10.1. GUARANTEES. By its execution of a supplemental indenture in the form of Exhibit E, each of the Guarantors acknowledges and agrees that it receives substantial benefits from the Issuer and that such party is providing its Guarantee for good and valuable consideration, including, without limitation, such substantial benefits and services, and the Holders are relying on the Notes being guaranteed by the Guarantors to the extent required by this Indenture. Accordingly, subject to the provisions of this Article X and Article XI hereof, each Guarantor, jointly and severally, hereby unconditionally guarantees on a senior subordinated basis to each Holder of a Note authenticated and delivered by the Trustee and its successors and assigns that: (i) the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes shall be duly and punctually paid in full or performed when due, whether at maturity, by acceleration, call for redemption, upon a Change of Control Offer, upon an Asset Sale Offer or otherwise, and interest on overdue principal, premium, if any, Liquidated Damages, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes and all other obligations of the Issuer to the Holders or the Trustee hereunder or under the Notes (including fees, expenses or other) shall be promptly paid in full, all in accordance with the terms hereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration, call for redemption, upon a Change of Control, upon an Asset Sale Offer or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.5 (collectively, the “Guarantee Obligations”).

Subject to the provisions of this Article X and Article XI hereof, each Guarantor hereby agrees that its Guarantee hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any thereof, the entry of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives and relinquishes: (a) any right to require the Trustee, the Holders or the Issuer (each, a “Benefited Party”) to proceed against the Issuer, the Subsidiaries or any other Person or to proceed against or exhaust any security held by a Benefited Party at any time or to pursue any other remedy in any secured party’s power before proceeding against the Guarantors; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of a Benefited Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons; (c) demand, protest and notice of any kind (except as expressly required by this Indenture), including but not limited to notice of the existence, creation or incurring of any new or additional Indebtedness or obligation or of any action or non-action on the part of the Guarantors, the Issuer, the Subsidiaries, any Benefited Party, any creditor of the Guarantors, the Issuer or the Subsidiaries or on the part of any other Person whomsoever in connection with any obligations the performance of which are hereby guaranteed; (d) any defense based upon an election of remedies by a Benefited Party, including but not limited to an election to proceed against the Guarantors for reimbursement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (f) any defense arising because of a Benefited Party’s election, in any proceeding instituted under the Bankruptcy Law, of the application of Section 1111(b)(2) of the Bankruptcy Code; and (g) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code. The Guarantors hereby covenant that, except as otherwise provided herein, the Guarantees shall not be discharged except by payment in full of all Guarantee Obligations, including the principal, premium, if any, and interest on the Notes and all other costs provided for under this Indenture or as provided in Article VIII hereof.

If any Holder or the Trustee is required by any court or otherwise to return to either the Issuer or the Guarantors, or any trustee, Custodian or liquidator or similar official acting in relation to either the Issuer or the Guarantors, any amount paid by the Issuer or the Guarantors to the Trustee or such Holder, the Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each of the Guarantors agrees that it shall not be entitled to exercise any right of subrogation in relation to the Holders in respect of any Guarantee Obligations hereby until payment in full of all such obligations guaranteed hereby. Each Guarantor agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantee Obligations, and (y) in the event of any acceleration of such obligations as provided in Article VI hereof, such Guarantee Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purpose of the Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such rights does not impair the rights of the Holders of the Guarantees.

Section 10.2. EXECUTION AND DELIVERY OF GUARANTEES. To evidence its Guarantee set forth in Section 10.1, each Guarantor hereby agrees that this Indenture (or a supplemental indenture, as the case may be) shall be executed on behalf of such Guarantor by an Officer thereof.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture (or a supplemental indenture, as the case may be) no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantees set forth in this Indenture on behalf of the Guarantors.

Section 10.3. GUARANTORS MAY CONSOLIDATE, ETC., ON CERTAIN TERMS. (a) Nothing contained in this Indenture or in the Notes shall prevent any consolidation or merger of any Guarantor with or into each other or with or into the Issuer or prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor. Upon any such consolidation or merger, the Guarantee of the Guarantor that does not survive the consolidation, merger or sale shall no longer be of any force or effect.

(b) Except for a merger or consolidation in which a Guarantor is sold and its Guarantee is released in compliance with the provisions of Section 10.4, no Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, subject to the provisions of Section 10.4 and the other provisions of this Indenture, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall guarantee, on a senior subordinated basis, all of such Guarantor’s obligations under such Guarantor’s Guarantee on the terms set forth in this Indenture. In case of any such consolidation or merger and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Guarantee of the Notes set forth in Section 10.1 and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by such Guarantor, such successor corporation shall succeed to and be substituted for such Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

(c) The Trustee, subject to the provisions of Section 12.4, shall be entitled to receive an Officers’ Certificate as conclusive evidence that any such consolidation or merger, and any such assumption of Guarantee Obligations, comply with the provisions of this Section 10.3. Such Officers’ Certificate shall comply with the provisions of Section 12.5.

Section 10.4. RELEASE OF GUARANTORS. Notwithstanding Section 10.3(b) hereof, upon the sale or disposition (including by merger or stock purchase) of a Guarantor (as an entirety) or of all or substantially all of its assets to an entity which is not and is not required to become a Guarantor, which transaction is otherwise in compliance with this Indenture (including, without limitation, the provisions of Section 4.12), the exercise by the Issuer of Legal Defeasance (upon such Legal Defeasance becoming effective as provided in Section 8.4) in accordance with Article VIII or the Issuer’s obligations under this Indenture being discharged in accordance with the Indenture, or the designation of a Guarantor to become an Unrestricted Subsidiary, such Guarantor will be deemed released from its obligations under its Guarantee of the Notes; provided, however, that any such termination shall occur only to the extent that, following consummation of such transaction, all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any of the Issuer’s Indebtedness or any Indebtedness of any other of the Issuer’s Subsidiaries shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any of the Issuer’s Indebtedness or any Indebtedness of any of the Issuer’s Subsidiaries.

Any Guarantee that is defeased or discharged in accordance with Article VIII hereof will be released. Furthermore, if any Guarantor became a Guarantor because it guaranteed any of the Issuer’s other Indebtedness or any other Indebtedness of the Guarantors, or, because more than 66% of its Voting Equity Interests were pledged to a lender to secure the Issuer’s Indebtedness or any Indebtedness of any Guarantor, and such Guarantor is released from that guarantee, then it shall also be released from its Guarantee under this Indenture.

Upon delivery by the Issuer to the Trustee of an Officer’s Certificate, to the effect that such sale or other disposition or that such designation was made by the Issuer in accordance with the provisions of this Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any such Guarantor from its obligations under its Guarantee. Except as provided in Section 10.3(a), any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article X.

Notwithstanding the foregoing provisions of this Article X, (i) any Guarantor whose Guarantee would otherwise be released pursuant to the provisions of this Section 10.4 may elect, at its sole discretion, by written notice to the Trustee, to maintain such Guarantee in effect notwithstanding the event or events that otherwise would cause the release of such Guarantee (which election to maintain such Guarantee in effect may be conditional or for a limited period of time), and (ii) any Subsidiary of the Issuer which is not a Guarantor may elect, at its sole discretion, by written notice to the Trustee, to become a Guarantor (which election may be conditional or for a limited period of time).

Section 10.5. LIMITATION OF GUARANTOR’S LIABILITY; CERTAIN BANKRUPTCY EVENTS. (a) Each Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the Guarantee Obligation of such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and such Guarantor hereby irrevocably agree that the Guarantee Obligations of such Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to such maximum amount and to any collections from rights to receive contributions from or payments made by or on behalf of any other Guarantor in respect of the Guarantee Obligations of such other Guarantor under this Article X, result in the Guarantee Obligations of such Guarantor under this Article X, resulting in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

(b) Each Guarantor hereby covenants and agrees, to the fullest extent that it may do so under applicable law, that in the event of the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Issuer, such Guarantor shall not file (or join in any filing of), or otherwise seek to participate in the filing of, any motion or request seeking to stay or to prohibit (even temporarily) execution on the Guarantee and hereby waives and agrees not to take the benefit of any such stay of execution, whether under Section 362 or 105 of the Bankruptcy Law or otherwise.

Section 10.6. APPLICATION OF CERTAIN TERMS AND PROVISIONS TO THE GUARANTORS. (a) For purposes of any provision of this Indenture which provides for the delivery by any Guarantor of an Officers’ Certificate and/or an Opinion of Counsel, the definitions of such terms in Section 1.1 shall apply to such Guarantor as if references therein to the Issuer were references to such Guarantor.

(b) Any request, direction, order or demand which by any provision of this Indenture is to be made by any Guarantor, shall be sufficient if evidenced as described in Section 12.2 as if references therein to the Issuer were references to such Guarantor.

(c) Any notice or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the holders of Notes to or on any Guarantor may be given or served as described in Section 12.2 as if references therein to the Issuer were references to such Guarantor.

(d) Upon any demand, request or application by any Guarantor to the Trustee to take any action under this Indenture, such Guarantor shall furnish to the Trustee such certificates and opinions as are required in Section 12.4 as if all references therein to the Issuer were references to such Guarantor.

Section 10.7. SUBORDINATION OF GUARANTEES. The obligations of each Guarantor under its Guarantee pursuant to this Article X is subordinated in right of payment to the prior payment in full in cash of all Senior Indebtedness of such Guarantor on the same basis as the Notes are subordinated to Senior Indebtedness of the Issuer as provided for in Article XI hereof. For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of Notes pursuant to this Indenture, including as set forth in Article XI hereof. In the event that the Trustee or the Holders receive any payment from a Guarantor at a time when such payment is prohibited by the foregoing sentence, such payment shall be held in trust for the benefit of, and immediately paid over and delivered to, the holders of the Senior Indebtedness of such Guarantor remaining unpaid, to the extent necessary to pay in full in cash all such Senior Indebtedness and to cash collateralize any letters of credit issued under the Credit Facilities that remain effective.

ARTICLE XI

SUBORDINATION

Section 11.1. NOTES SUBORDINATED TO SENIOR INDEBTEDNESS. The Issuer and the Guarantors, and each Holder by its acceptance of Notes, agree that (a) the payment of any Obligation in respect of the Notes, including the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes and (b) any other payment in respect of the Notes, including on account of the acquisition or redemption of the Notes by the Issuer and the Guarantors (including, without limitation, pursuant to Sections 4.12 and 4.13) is subordinated, to the extent and in the manner provided in this Article XI, to the prior payment in full in cash of all Senior Indebtedness of the Issuer and the termination or cash collateralization of all letters of credit issued under the Credit Facilities and that these subordination provisions are for the benefit of the holders of Senior Indebtedness.

This Article XI shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness and such holders are made obligees hereunder and any one or more of them may enforce such provisions.

Section 11.2. NO PAYMENT ON NOTES IN CERTAIN CIRCUMSTANCES. (a) Neither the Issuer nor any Guarantor may make payment (by set-off or otherwise) to the Holders of the Notes on account of any Obligation in respect of the Notes, including the principal of, premium, if any, or interest (or Liquidated Damages, if any) on the Notes, or on account of the redemption provisions of the Notes (including any repurchases of Notes), for cash or property (other than Junior Securities): (i) upon the maturity of the Issuer’s Senior Indebtedness or any Senior Indebtedness of any Guarantor by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest and other amounts on such Senior Indebtedness are first paid in full in cash and, in the case of Senior Indebtedness under the Credit Facilities, all letters of credit issued under the Credit Facilities shall either have been terminated or cash collateralized in accordance with the terms thereof; or (ii) in the event of default in the payment of any principal of, premium, if any, or interest or other amounts on the Issuer’s Senior Indebtedness or Senior Indebtedness of such Guarantor, as applicable, when such Senior Indebtedness becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a “Payment Default”), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist or such Senior Indebtedness has been paid in full in cash and all letters of credit issued under the Credit Facilities have been terminated or cash collateralized in accordance with the terms thereof.

(b) Upon (i) the happening of an event of default other than a Payment Default that permits the holders of any Designated Senior Indebtedness to declare such Designated Senior Indebtedness to be due and payable and (ii) written notice of such event of default delivered to the Issuer and the Trustee by the holders or representatives of any Designated Senior Indebtedness (a “Payment Blockage Notice”), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Issuer or any Guarantor, in each case, which is an obligor or guarantor under such Designated Senior Indebtedness, to the Holders of the Notes on account of any Obligation in respect of the Notes, including the principal of, premium, if any, or interest (or Liquidated Damages) on the Notes, (including any repurchases of any of the Notes), or on account of the redemption provisions of the Notes, in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Blockage Notice is delivered as set forth above (the “Payment Blockage Period”) (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, the Issuer shall and the Guarantors shall be required to pay all sums not previously paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes.

Any number of Payment Blockage Notices may be given; provided, however, that: (i) not more than one Payment Blockage Notice shall be given within a period of any 360 consecutive days, and (ii) no non-Payment Default that existed upon the date of such Payment Blockage Notice or the commencement of such Payment Blockage Period shall be made the basis for the commencement of any other Payment Blockage Period unless such default shall have been cured or waived for a period of not less than 90 days (for purposes of this provision, any subsequent action, or any subsequent breach of any financial covenant for a period commencing after the expiration of such Payment Blockage Period that, in either case, would give rise to a new event of default, even though it is an event that would also have been a separate breach pursuant to any provision under which a prior event of default previously existed, shall constitute a new event of default for this purpose).

(c) In furtherance of the provisions of Section 11.1, in the event that, notwithstanding the foregoing provisions of this Section 11.2 or Section 11.3, any payment or distribution of assets of the Issuer or any Guarantor (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions of this Section 11.2, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Indebtedness, and shall be immediately paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Indebtedness remaining unpaid for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, for application to the payment of all such Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full in cash and to cash collateralize all letters of credit issued under the Credit Facilities that remain outstanding after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

Section 11.3. NOTES SUBORDINATED TO PRIOR PAYMENT OF ALL SENIOR INDEBTEDNESS ON DISSOLUTION, LIQUIDATION OR REORGANIZATION. Upon any distribution of assets of the Issuer or any Guarantor upon any dissolution, winding up, total or partial liquidation or reorganization of the Issuer or a Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities:

(a) the holders of all of the Issuer’s Senior Indebtedness or such Guarantor’s Senior Indebtedness, as applicable, will first be entitled to receive payment in full in cash and all letters of credit issued under the Credit Facilities will either have been terminated or cash collateralized in accordance with the terms thereof before the Holders are entitled to receive any payment (other than in the form of Junior Securities) on account of any Obligation in respect of the Notes, including the principal of, premium, if any, and interest (or Liquidated Damages) on the Notes; and

(b) any payment or distribution of the Issuer’s or such Guarantor’s assets of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in this Indenture, will be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of such Senior Indebtedness or their representative to the extent necessary to make payment in full in cash on all such Senior Indebtedness remaining unpaid and to cash collateralize all letters of credit issued under the Credit Facilities that remain outstanding, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

Section 11.4. HOLDERS TO BE SUBROGATED TO RIGHTS OF HOLDERS OF SENIOR INDEBTEDNESS. Subject to the termination or cash collateralization of all letters of credit issued under the Credit Facilities and the payment in full in cash of all Senior Indebtedness of the Issuer or any Guarantor as provided herein, the Holders of Notes shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of the Issuer applicable to the Senior Indebtedness until all amounts owing on the Notes shall be paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of such Senior Indebtedness by or on behalf of the Issuer or any Guarantor, or by or on behalf of the Holders by virtue of this Article XI, which otherwise would have been made to the Holders shall, as between the Issuer or any Guarantor and the Holders, be deemed to be payment by the Issuer or any Guarantor or on account of such Senior Indebtedness, it being understood that the provisions of this Article XI are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of such Senior Indebtedness, on the other hand.

Section 11.5. RELATIVE RIGHTS. This Article XI defines the relative rights of Holders and holders of Senior Indebtedness. Nothing in this Indenture shall: (1) impair, as between the Issuer and Holders, the obligation of the Issuer or the obligation of the Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on or (if applicable, Liquidated Damages on) the Notes in accordance with their terms; (2) affect the relative rights of Holders and creditors of the Issuer other than their rights in relation to holders of Senior Indebtedness; or (3) prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Indebtedness to receive distributions and payments otherwise payable to Holders.

Section 11.6. TRUSTEE ENTITLED TO ASSUME PAYMENTS NOT PROHIBITED IN ABSENCE OF NOTICE. The Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee unless and until a Trust Officer of the Trustee or any Paying Agent shall have received, no later than three Business Days prior to such payment written notice thereof from the Issuer or from one or more holders of Senior Indebtedness or from any representative therefor and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Sections 7.1 and 7.2, shall be entitled in all respects conclusively to assume that no such fact exists.

Notwithstanding anything to the contrary in this Article XI or elsewhere in this Indenture or in the Notes, upon any distribution of assets of the Issuer and the Guarantors referred to in this Article XI, the Trustee, subject to the provisions of Sections 7.1 and 7.2, and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Issuer or any Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XI so long as such court has been apprised of the provisions of, or the order, decree or certificate makes reference to, the provisions of this Article XI.

Section 11.7. APPLICATION BY TRUSTEE OF ASSETS DEPOSITED WITH IT. Amounts deposited in trust with the Trustee pursuant to and in accordance with Article VIII hereof shall be for the sole benefit of Holders and, to the extent the making of such deposit by the Issuer shall (i) not be in contravention of any term or provision of the Credit Facilities when made and (ii) be allocated for the payment of the Notes, shall not be subject to the subordination provisions of this Article XI. Otherwise, any deposit of assets with the Trustee or the Agent (whether or not in trust) for the payment of principal of or interest on any Notes shall be subject to the provisions of Sections 11.1, 11.2, 11.3 and 11.4; provided that, if prior to one Business Day preceding the date on which by the terms of this Indenture any such assets may become distributable for any purpose (including without limitation, the payment of either principal of or interest on any Note) the Trustee or such Paying Agent shall not have received with respect to such assets the written notice provided for in Section 11.6, then the Trustee or such Paying Agent shall have full power and authority to receive such assets and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such date.

Section 11.8. SUBORDINATION RIGHTS NOT IMPAIRED BY ACTS OR OMISSIONS OF THE ISSUER, THE GUARANTORS OR HOLDERS OF SENIOR INDEBTEDNESS. No right of any present or future holders of any Senior Indebtedness to enforce the subordination provisions contained in this Article XI shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or any Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Issuer or any Guarantor with the terms of this Indenture, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of Senior Indebtedness may extend, renew, modify or amend the terms of the Senior Indebtedness or any security therefor and release, sell or exchange such security and otherwise deal freely with the Issuer and the Guarantors, all without affecting the liabilities and obligations of the parties to this Indenture or the Holders. The subordination provisions contained in this Indenture are for the benefit of the holders from time to time of Senior Indebtedness and may not be rescinded, cancelled, amended or modified in any way other than any amendment or modification that is consented to by each holder of Senior Indebtedness that would be adversely affected thereby. The subordination provisions hereof shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of the Senior Indebtedness upon the insolvency, bankruptcy, or reorganization of the Issuer, any Guarantor, or otherwise, all as though such payment has not been made.

Section 11.9. HOLDERS AUTHORIZE TRUSTEE TO EFFECTUATE SUBORDINATION OF NOTES. Each Holder of the Notes by his acceptance thereof authorizes and expressly directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provisions contained in this Article XI and to protect the rights of the Holders pursuant to this Indenture, and appoints the Trustee his attorney-in-fact for such purpose, including, in the event of any dissolution, winding up, liquidation or reorganization of the Issuer or any Guarantor (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Issuer or any Guarantor), the immediate filing of a claim for the unpaid balance of his Notes in the form required in said proceedings and cause said claim to be approved. In the event of any liquidation or reorganization of the Issuer or any Guarantor in bankruptcy, insolvency, receivership or similar proceeding, if the Holders of the Notes (or the Trustee on their behalf) have not filed any claim, proof of claim, or other instrument of similar character necessary to enforce the obligations of the Issuer or any Guarantor in respect of the Notes at least thirty (30) days before the expiration of the time to file the same, then in such event, but only in such event, the holders of the Senior Indebtedness or a representative on their behalf may, as an attorney-in-fact for such Holders, file any claim, proof of claim, or other instrument of similar character on behalf of such Holders. Nothing herein contained shall be deemed to authorize the Trustee or the holders of Senior Indebtedness or their representative to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee or the holders of Senior Indebtedness or their representative to vote in respect of the claim of any Holder in any such proceeding.

Section 11.10. RIGHT OF TRUSTEE TO HOLD SENIOR INDEBTEDNESS. The Trustee shall be entitled to all of the rights set forth in this Article XI in respect of any Senior Indebtedness at any time held by it to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall be construed to deprive the Trustee of any of its rights as such holder.

Nothing in this Article XI shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.7.

Section 11.11. ARTICLE XI NOT TO PREVENT EVENTS OF DEFAULT. The failure to make a payment on account of principal of, premium, if any, or interest (or Liquidated Damages, if any)

on the Notes by reason of any provision of this Article XI shall not be construed as preventing the occurrence of a Default or an Event of Default under Section 6.1 or in any way limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

Section 11.12. NO FIDUCIARY DUTY OF TRUSTEE TO HOLDERS OF SENIOR INDEBTEDNESS. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness, and shall not be liable to any such holders if it shall in good faith mistakenly pay over or distribute to the Holders of Notes or the Issuer, any Guarantor or any other Person, cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of this Article XI or otherwise. With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article XI and no implied covenants or obligations with respect to holders of Senior Indebtedness shall be read into this Indenture against the Trustee. Nothing in this Section 11.12 shall affect the obligation of any other such Person to hold such payment for the benefit of, and to pay such payment over to, the holders of Senior Indebtedness or their representative. In the event of any conflict between the fiduciary duty of the Trustee to the Holders of Notes and to the holders of Senior Indebtedness, the Trustee is expressly authorized to resolve such conflict in favor of the Holders.

ARTICLE XII

MISCELLANEOUS

Section 12.1. TRUST INDENTURE ACT CONTROLS. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by the TIA, the imposed duties shall control.

Section 12.2. NOTICES. Any notice or communication by the Issuer, any Guarantor or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

Goodman Global, Inc.

5151 San Felipe, Suite 500

Houston, TX 77056

713-861-2500

Attention: Ben D. Campbell, Executive Vice President, Secretary and General Counsel

If to the Trustee:

Wells Fargo Bank, National Association

1445 Ross Avenue—2nd Floor

Dallas, Texas 75202

214-777-4086

Attention: Corporate Trust Services

The Issuer, the Guarantors or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when answered back, if telexed; (iii) when receipt acknowledged, if telecopied; and (iv) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.3. COMMUNICATION BY HOLDERS OF NOTES WITH OTHER HOLDERS OF NOTES. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.4. CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.5) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.5) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.5. STATEMENTS REQUIRED IN CERTIFICATE OR OPINION. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificate of public officials.

Section 12.6. RULES BY TRUSTEE AND AGENTS. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.7. NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS. No direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Issuer, the Guarantors or any successor entity shall have any personal liability in respect of the Issuer’s obligations or the obligations of the Guarantors under this Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any guarantee of the Notes. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.8. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b).

Section 12.9. WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SENIOR SUBORDINATED NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10. NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11. SUCCESSORS. All agreements of the Issuer and the Guarantors in this Indenture and the Notes shall bind their successors, except as provided in Section 10.4. All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.12. SEVERABILITY. In case any one or more of the provisions of this Indenture or in the Notes or in the Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 12.13. COUNTERPART ORIGINALS. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.14. TABLE OF CONTENTS, HEADINGS, ETC. The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Indenture as of the date first written above.

THE ISSUER:

CHILL ACQUISITION, INC.

By:
Name:
Title:

THE TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

EXHIBIT A

[FORM OF NOTE]

[CHILL ACQUISITION, INC.] [GOODMAN GLOBAL, INC.]

[[RULE 144A] [REGULATION S [TEMPORARY] [PERMANENT]] GLOBAL NOTE

representing up to $             principal amount (plus any PIK Interest thereon) of]1

13.5%/14.0% SENIOR SUBORDINATED NOTES DUE 2016

CUSIP:

No.	[$ ][2]

[Chill Acquisition, Inc.] [Goodman Global, Inc.], a Delaware corporation (hereinafter called the “Company” which term includes any successors under the Indenture hereinafter referred to), for value received, hereby promises to pay to             , or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto,]3 [of              Dollars,]4 on February 15, 2016.

Interest Payment Dates: February 15 and August 15 commencing August 15, 2008.

Record Dates: February 1 and August 1.

Reference is made to the further provisions of this Note on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.

[1]	To be included only on Global Notes.
[2]	To be included only on Definitive Notes.
[3]	To be included only on Global Notes.
[4]	To be included only on Definitive Notes.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

[CHILL ACQUISITION, INC.
a Delaware corporation to be merged with Goodman Global, Inc.]

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Authorized Signatory

Dated: [                    ]

(Back of Note)

13.5%/14.0% SENIOR SUBORDINATED NOTES DUE 2016

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.]5

[UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]6

[THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A

[5]	To be included only on Global Notes deposited with DTC as Depositary.
[6]	To be included only on Global Notes deposited with DTC as Depositary.

UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.]7

[THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.]8

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTES BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ISSUER AT THE FOLLOWING ADDRESS: GOODMAN GLOBAL, INC., 5151 SAN FELIPE, SUITE 500, HOUSTON, TX 77056, ATTENTION: CHIEF FINANCIAL OFFICER.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. [Chill Acquisition, Inc.] [Goodman Global, Inc.], a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum equal to 13.5% and shall pay the Liquidated Damages, if any, payable pursuant to the Registration Rights Agreement referred to below. The Issuer will pay interest and Liquidated Damages, if any, semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). The first Interest Payment Date shall be August 15, 2008. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. To the extent lawful, the Issuer shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue principal at then applicable interest rate; the Issuer shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages, if any, (without regard to any applicable grace periods) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

[7]	To be included only on Transfer Restricted Notes.
[8]	To be included only on Reg S Temporary Global Notes.

The Issuer may, at its option, elect to pay interest on the principal amount of this Note at a rate per annum equal to 14.0%, of which up to 3.0% per annum may be paid by issuing PIK Notes (“PIK Interest”); provided that the Issuer may not make any interest payment in PIK Notes after the first HYDO Determination Date to the extent such interest payment in PIK Notes would cause the accrued and unpaid interest and original issue discount on the Notes to exceed the amount described in clause (b) of the definition of HYDO Redemption Amount. PIK Interest will be payable [by increasing the principal amount of this Note by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest $1,000)]9 [by issuing PIK Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes for original issuance to Holders on the relevant Record Date, as shown on the Note register]10.

The Issuer must elect the form of interest payment with respect to each Interest Period by delivering a notice to the Trustee prior to the beginning of each Interest Period. The Trustee shall promptly deliver a corresponding notice to the Holders. In the absence of such an election for any Interest Period, interest on this Note will be payable in the form of the interest payment for the prior Interest Period. Interest for the first Interest Period commencing on the Issue Date shall be payable in cash.

[Following an increase in the principal amount of this Note as a result of the payment of PIK Interest, this Note will bear interest on such increased principal amount from and after the date of such interest payment in PIK Notes.]11 [Any PIK Notes will be dated as of the applicable Interest Payment Date and will bear interest from and after such date.]12 All PIK Notes issued pursuant to the payment of PIK Interest will mature on February 15, 2016 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. [Any PIK Notes will be issued with the description “PIK” on the face of such PIK Note.]13

If, without the payment with respect to the HYDO Redemption Amount contemplated herein, the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, at the end of each “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Notes’ issuance (each, a “HYDO Determination Date”), the Issuer will be required to redeem for cash a portion of each Note then outstanding equal to the “HYDO Redemption Amount” (each such redemption, a “HYDO Redemption”). The redemption price for the portion of each Note redeemed pursuant to any HYDO Redemption will be 100% of the principal amount of such portion plus any accrued

[9]	Applicable if this Note is represented by Global Notes.
[10]	Applicable if this Note is represented by Definitive Notes.
[11]	Applicable if this Note is represented by Global Notes.
[12]	Applicable if this Note is represented by Definitive Notes.
[13]	Applicable if this Note is represented by Definitive Notes.

interest thereon on the date of redemption. “HYDO Redemption Amount” means, as of each HYDO Determination Date, the excess, if any, of (a) the aggregate amount of accrued and unpaid interest and all accrued and unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) with respect to the Notes, over (b) an amount equal to the product of (i) the “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) of the Notes multiplied by (ii) the “yield to maturity” (as defined in the Treasury Regulation Section 1.1272-1(b)(1)(i)) of the Notes. No partial redemption or repurchase of the Notes prior to any HYDO Determination Date pursuant to any other provision of the Indenture will alter the Issuer’s obligation to make any HYDO Redemption with respect to any Notes that remain outstanding on such HYDO redemption date.

2. Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) and Liquidated Damages, if any, to the Persons who are registered Holders of Notes at the close of business on the February 1 or August 1 next preceding the Interest Payment Date (each a “Record Date”), even if such Notes are cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture (as defined below) with respect to defaulted interest. The Notes will be payable as to principal, interest, premium, if any, and Liquidated Damages, if any, at the office or agency of the Issuer maintained within the City and State of New York for such purpose, or, at the option of the Issuer, payment of Cash Interest and Liquidated Damages, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds to an account within the United States will be required with respect to principal of and Cash Interest, premium, if any, and Liquidated Damages, if any, on all Global Notes. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Issuer issued the Notes under an Indenture, dated as of the Issue Date (“Indenture”), by and among the Issuer, the Guarantors party thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.

5. Optional Redemption.

(a) Except as set forth in clause (b) and clause (c), the Issuer shall not have the option to redeem the Notes pursuant to this Section 5 prior to February 15, 2011. The Notes will be redeemable for cash at the option of the Issuer, in whole or in part, at any time or from time to time on or after February 15, 2011, upon not less than 30 days nor more than 60 days prior notice mailed by first class mail to each Holder at its last registered address or otherwise delivered in accordance with the procedures of the Depositary, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing February 15 of the years indicated below, together with accrued and unpaid interest (and Liquidated Damages, if any), thereon to the date of redemption of the Notes:

Year	Percentage
2011	106.75%
2012	104.50%
2013	102.25%
and thereafter	100.00%

(b) Notwithstanding the provisions of clause (a) of this Section 5, at any time or from time to time on or prior to February 15, 2011 upon one or more Qualified Equity Offerings, up to 40% of the aggregate principal amount of the Notes issued pursuant to the Indenture (only as necessary to avoid any duplication, excluding any replacement Notes) may be redeemed at the Issuer’s option within 90 days of the closing of any such Qualified Equity Offering from the Net Cash Proceeds of such Qualified Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, at a redemption price equal to 113.5% of principal, together with accrued and unpaid interest (and Liquidated Damages, if any) thereon to the redemption date; provided, however, that immediately following each such redemption not less than 60% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture on the Issue Date remain outstanding (only as necessary to avoid any duplication, excluding any replacement Notes).

(c) At any time on or prior to February 15, 2011, the Notes may be redeemed as a whole at the Issuer’s option, upon not less than 30 nor more than 60 days’ prior notice, mailed by first-class mail to each Holder’s registered address, or otherwise delivered in accordance with the procedures of the Depositary, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, including Liquidated Damages, if any, to the Redemption Date, except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates.

(d) Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, or otherwise delivered in accordance with the procedures of the Depositary. Notes in denominations larger than $2,000 may be redeemed in part but only in integral multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed; provided that PIK Notes in definitive form in denominations larger than $1.00 may be redeemed in part but only in integral multiples of $1.00, unless all of the PIK Notes in definitive form held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption unless the Issuer defaults in such payments due on the redemption date.

6. Offers to Purchase.

(a) Change of Control. Subject to certain exceptions set forth in the Indenture, in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder’s option, pursuant to an offer (subject only to conditions required by applicable law, if any) by the Issuer (the “Change of Control Offer”), to require the Issuer to repurchase all or any part of such Holder’s Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof; provided, however, that the principal amount of PIK Notes in definitive form must be $1.00 or an integral multiple thereof) on a date (the “Change of Control Purchase Date”) that is no later than 60 calendar days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the “Change of Control Purchase Price”), together with accrued and unpaid interest (and Liquidated Damages, if any), to the Change of Control Purchase Date.

The Change of Control Offer shall be made within 30 calendar days following a Change of Control and shall remain open for 20 Business Days following its commencement, or such other period as may be required by applicable law (the “Change of Control Offer Period”). Upon expiration of the Change of Control Offer Period, the Issuer shall purchase all Notes properly tendered in response to the Change of Control Offer.

(b) Asset Sale. The Issuer shall not and the Guarantors shall not, and neither the Issuer nor the Guarantors shall permit any of the Issuer’s Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of one of the Issuer’s Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of the Issuer’s Subsidiaries, whether by the Issuer or one of the Issuer’s Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of the Issuer’s Subsidiaries and including any sale and leaseback transaction, other than in any such case to the Issuer or another Subsidiary and other than sales of Disqualified Capital Stock or in compliance with Section 4.7 of the Indenture (any of the foregoing, an “Asset Sale”), unless:

(1) at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash, Cash Equivalents, Related Business Assets or a combination thereof;

(2) with respect to any Asset Sale or related series of Asset Sales involving a conveyance, sale, transfer, assignment or other disposition of securities, property or assets with an aggregate Fair Market Value in excess of $10,000,000, senior management determines in good faith that the Issuer shall receive or such Subsidiary shall receive, as applicable, Fair Market Value for such Asset Sale; and

(3) with respect to any Asset Sale or related series of Asset Sales involving a conveyance, sale, transfer, assignment or other disposition of securities, property or assets with an aggregate Fair Market Value in excess of $15,000,000, the Issuer’s Board of Directors determines in good faith that the Issuer receive or such Subsidiary receives, as applicable, Fair Market Value for such Asset Sale.

For purposes of (1) above of this Section 6(b), the following shall be deemed cash consideration: (a) Senior Indebtedness or balance sheet liabilities (other than contingent liabilities) assumed by a transferee in connection with such Asset Sale; provided that the Issuer is and the Issuer’s Subsidiaries are fully released from obligations in connection therewith; (b) property that within 135 days of such Asset Sale is converted into cash or Cash Equivalents; and (c) any non-cash consideration received by the Issuer or such Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other non-cash consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $25,000,000, with the Fair Market Value of each item of non-cash consideration being measured at the time received and without giving effect to subsequent changes in value; provided that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

Within 365 days following such Asset Sale, the Net Cash Proceeds therefrom (the “Asset Sale Amount”) may be:

(a) invested in Related Business Assets, used to make Restricted Investments that are not prohibited by Section 4.9 of the Indenture;

(b) used to retire Senior Indebtedness or Indebtedness of the Issuer’s Foreign Subsidiaries used to retire Senior Indebtedness or Indebtedness of the Issuer’s Foreign Subsidiaries; provided that if such Senior Indebtedness is Indebtedness under the Credit Facilities, the Issuer will permanently reduce the amount of such Indebtedness that is permitted to be incurred pursuant to paragraph (c) of Section 4.7 of the Indenture, provided that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount;

(c) applied to the optional redemption of the Notes in accordance with the terms of the Indenture and to the optional redemption of other Indebtedness pari passu with the Notes with similar provisions requiring the Issuer to repurchase such Indebtedness with the proceeds from such Asset Sale, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding; or

(d) applied in any combination of the foregoing.

7. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that PIK Notes in definitive form will be in denominations of $1.00 and integral multiples of $1.00. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Record Date and the next succeeding Interest Payment Date.

8. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

9. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing Default or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture, the Notes or the Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of Definitive Notes or to alter the provisions of Article II of the Indenture (including the related definitions) in a manner that does not materially adversely affect any Holder, to provide for the assumption of the Issuer’s obligations to Holders of the Notes by a successor to the Issuer pursuant to Article V of the Indenture, to provide for additional Guarantors as set forth in the Indenture or for the release or assumption of Guarantees in compliance with the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights under the Indenture of any such Holder, to comply with the provisions of the Depositary, Euroclear or Clearstream or the Trustee with respect to the provisions of the Indenture or the Notes relating to transfers and exchanges of Notes or beneficial interests therein, to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date thereof and to provide for the issuance of PIK Notes in accordance with the limitations set forth in the Indenture as of the date thereof.

10. Defaults and Remedies. The Indenture provides that each of the following constitutes an Event of Default:

(a) the Issuer’s failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(b) the Issuer’s failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable;

(c) the Issuer’s failure or the failure by any of the Issuer’s Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, except for the provisions under Section 3.8, Section 4.13, and Section 5.1 of the Indenture, the continuance of such failure for a period of 30 days after written notice is given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding (provided that, if applicable, failure by the Issuer or any Guarantor to comply with the provisions of Section 314(a) of the TIA will not in itself be deemed a Default or an Event of Default under the Indenture or this Note);

(d) a default in the Issuer’s Indebtedness or the Indebtedness any of the Issuer’s Subsidiaries with an aggregate amount outstanding in excess of $25,000,000 (i) resulting from the failure to pay principal at maturity or (ii) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity;

(e) final unsatisfied judgments not covered by insurance aggregating in excess of $25,000,000, at any one time rendered against the Issuer or any of the Issuer’s Subsidiaries and not paid, stayed, bonded or discharged within 60 days after such judgments become final;

(f) any Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or any Guarantor denies or disaffirms its Obligations under its Guarantee;

(g) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Issuer or any Significant Subsidiary in an involuntary case under any applicable Bankruptcy Law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, Custodian, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant

Subsidiary or (iii) the winding up or liquidation of the affairs of the Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; and

(h) the Issuer or any Significant Subsidiary (A) commences a voluntary case under any applicable Bankruptcy Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, Custodian, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

11. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

12. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder (direct or indirect) of the Issuer or the Guarantors (or any such successor entity), as such, shall have any liability for any Obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation, except in their capacity as an obligor or Guarantor of the Notes in accordance with the Indenture. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

13. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

14. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

15. Additional Rights of Holders of Transfer Restricted Notes.14 In addition to the rights provided to Holders of Notes under the Indenture, Holders of Transfer Restricted Notes shall have all the rights set forth in the Registration Rights Agreement dated as of the date of the Indenture, among the Issuer, the Guarantors and the Initial Purchaser (the “Registration Rights Agreement”).

16. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon, and any such redemption shall not be affected by any defect in or omission of such numbers.

[14]	To be included only on Transfer Restricted Notes.

17. Subordination. The Notes and the Guarantees are subordinated in right of payment to the extent and in the manner provided in Section 10.7 and Article XI of the Indenture, to the prior payment in full in cash of all Senior Indebtedness and the termination or cash collateralization of all letters of credit issued under the Credit Facilities. The Issuer and the Guarantors agree, and each Holder by accepting a Note consents and agrees, to the subordination provided in the Indenture and authorizes the Trustee to give it effect.

When a successor assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor may be released from those obligations.

18. Governing Law. THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL LAWS AND RULES 327(b).

19. Conflicts Between this Note and the Indenture. In the event of any conflicts between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall govern.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture [and/or the Registration Rights Agreement]15. Requests may be made to:

Goodman Global, Inc.

5151 San Felipe, Suite 500

Houston, TX 77056

713-861-2500

Attention: Ben D. Campbell,

Executive Vice President, Secretary

and General Counsel

[15]	To be included only on Transfer Restricted Notes.

Assignment Form

To assign this Note, fill in the form below: (I) or (We) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*

*	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.12 or Section 4.13 of the Indenture, check the box below:

☐  Section 4.12                     ☐  Section 4.13

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.12 or Section 4.13 of the Indenture, state the amount you elect to have purchased (in denominations of $1,000 only, except if you have elected to have all of your Notes purchased; provided that PIK Notes in definitive form will be in denominations of $1.00 only, except if you have elected to have all of your PIK Notes in definitive form purchased): $

Date:	Your Signature:

(Sign exactly as your name appears on the Note)

Social Security or Tax Identification No.:

Signature Guarantee*

*	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE16

The initial outstanding principal amount of this Global Note is [$            ]. The following exchanges of an interest in this Global Note for an interest in another Global Notes or for a Definitive Note, or exchanges of an interest in another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange or PIK Interest Payment	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian

[16]	This should be included only if the Note is issued in global form.